                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to  Rule 14a-11(c) or  Rule 14a-12

                   AMERICAN MANAGEMENT SYSTEMS, INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                      N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]      No fee required

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

         (1) Title of each class of securities to which transaction applies:
         (2) Aggregate number of securities to which transaction applies:
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         (4) Proposed maximum aggregate value of transaction:
         (5) Total fee paid:

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount Previously Paid:                        (3) Filing Party:
         (2) Form, Schedule or Registration Statement No.:  (4) Date Filed:

                   AMERICAN MANAGEMENT SYSTEMS, INCORPORATED
                                4050 LEGATO ROAD
                            FAIRFAX, VIRGINIA  22033

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of AMERICAN MANAGEMENT SYSTEMS, INCORPORATED will be held at 4050 Legato Road, Fairfax, Virginia 22033 on Friday, May 9, 1997, at 10:00 a.m. local time, for the following purposes:

      To elect eleven (11) directors to hold office until the next Annual Meeting of Shareholders of American Management Systems, Incorporated and until their successors are elected and qualified;

      To approve 1996 Amended  Stock Option Plan F; and

      To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

      Only shareholders of record at the close of business on March 21, 1997, will be entitled to notice of, and to vote at, the meeting or any adjournment thereof.

      Shareholders are cordially invited to attend the meeting in person. IF YOU WILL NOT BE ABLE TO ATTEND THE MEETING IN PERSON, PLEASE INDICATE YOUR CHOICE ON THE MATTERS TO BE VOTED UPON, DATE AND SIGN THE ENCLOSED PROXY, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                               BY ORDER OF THE BOARD OF DIRECTORS,



                               Frank A. Nicolai
                               Secretary

April 11, 1997

                   AMERICAN MANAGEMENT SYSTEMS, INCORPORATED
                                4050 LEGATO ROAD
                            FAIRFAX, VIRGINIA  22033

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 9, 1997

                              TABLE OF CONTENTS

                                                                                                         PAGE
                                                                                                         ----
General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Voting Procedure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Election of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Information Concerning Nominees FOR Director  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Information Concerning Executive Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Principal Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Section 16(a) Beneficial Ownership Reporting Compliance . . . . . . . . . . . . . . . . . . . . . . . . .   9
Executive Compensation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Compensation Committee Report OF Executive Compensation . . . . . . . . . . . . . . . . . . . . . . . . .  13
Shareholder Return Performance Graph  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
Committees OF THE Board OF Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Compensation Committee Interlocks AND Insider Participation . . . . . . . . . . . . . . . . . . . . . . .  18
Certain Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Proposal TO Approve 1996 Amended Stock Option Plan F  . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Other Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
Annual Report . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
American Management Systems, Incorporated 1996 Amended Stock Option Plan F  . . . . . . . . . . .   Exhibit A
American Management Systems, Incorporated 1996 Financial Report . . . . . . . . . . . . . . . . .  Appendix 1

                                    GENERAL


      The enclosed Proxy is being solicited by the Board of Directors of AMERICAN MANAGEMENT SYSTEMS, INCORPORATED (the "Company" or "AMS") in connection with the annual meeting of shareholders of the Company to be held May 9, 1997 (the "Annual Meeting"), or any adjournment or adjournments thereof. The entire expense of solicitation of proxies will be borne by the Company. Solicitation will be primarily by mail. However, directors, executive officers, and employees of the Company may also solicit by telephone or personal contact. The Company will reimburse brokers and other persons holding shares in their names, or in the names of nominees, for their expenses of sending proxy materials to beneficial owners and obtaining their proxies. It is anticipated that the Proxy Statement and Proxy first will be mailed to shareholders on or about April 11, 1997.

      Any shareholder giving a Proxy has the power to revoke it at any time before it is voted by giving notice of revocation to the Secretary of the Company. If you attend the Annual Meeting, you may, if you wish, revoke your Proxy by voting in person. Proxies solicited herein will be voted, and if the person solicited specifies in the Proxy a choice with respect to matters to be acted upon, the shares will be voted in accordance with such specification. If no choice is indicated, the Proxy will be voted for the election of the nominees listed on pages 2 to 6 under the caption "Information Concerning Nominees for Director" and for the approval of the AMS 1996 Amended Stock Option Plan F ("Stock Option Plan F" or "Plan F").

                                VOTING PROCEDURE

      As of March 21, 1997, there were outstanding 41,240,731 shares of the Company's Common Stock, $0.01 par value per share (the "Common Stock"). Each share of Common Stock is entitled to one vote at the Annual Meeting. Only shareholders of record at the close of business on March 21, 1997 will be entitled to vote at the Annual Meeting.

      Votes cast in person or by Proxy at the Annual Meeting, abstentions and Broker Non-votes (as defined below) will be tabulated by the election inspectors appointed for such Meeting and will be counted for purposes of determining whether a quorum is present. Each matter submitted to a vote at the Annual Meeting will be approved by the affirmative vote of the holders of a majority of the shares present (in person or represented by Proxy) and entitled to vote on such matter. The election inspectors will treat abstentions on a particular matter as shares that are present and entitled to vote for purposes of determining the approval of such matter. Abstentions, therefore, will have the same effect as a vote against a particular matter. If a broker submits a Proxy indicating that it does not have discretionary authority as to certain shares to vote on a particular matter (a "Broker Non-vote"), those shares will not be treated as present and entitled to vote for purposes of determining the approval of such matter.

                             ELECTION OF DIRECTORS

      Eleven directors are to be elected at the Annual Meeting, each to hold office until the next annual meeting of shareholders of the Company and until his or her successor is elected and qualified. The directors will be elected by the affirmative vote of the holders of a majority of the shares present in person or represented by Proxy and entitled to vote on the election of directors. Unless otherwise directed, it is the intention of the persons named in the Proxy to vote such Proxy for the election of the nominees listed on pages 2 to 6. All of the nominees are now directors of the Company. In the event that any nominee should be unable to accept the office of director, which is not anticipated, it is intended that the persons named in the Proxy will vote for the election of such other person in the place of such nominee for the office of director as the Board of Directors may recommend. Descriptive information as to each nominee is set forth below under the caption "Information Concerning Nominees for Director."

                  INFORMATION CONCERNING NOMINEES FOR DIRECTOR



                                                                      YEAR
                                                                      FIRST
                                                                     ELECTED
     NAME                        AGE            POSITION            DIRECTOR                         BACKGROUND
     ----                        ---            --------            --------                         ----------
 Charles O. Rossotti............  56     Chairman of the Board         1970        Mr. Rossotti is one of the founders of the
                                         of Directors and                          Company and was elected Chairman of the Board of
                                         Director                                  Directors in February 1989.  He has served as a
                                                                                   member of the Board of Directors since 1970, and
                                                                                   as Chief Executive Officer from 1982 to
                                                                                   September 1993.  He served as President from
                                                                                   1970 to October 1992.  He is also a director of
                                                                                   Intersolv, Inc., a publicly held corporation.

 Patrick W. Gross...............  52     Vice Chairman of the          1974        Mr. Gross is one of the Company's founders and
                                         Board of Directors and                    has served AMS continuously as an executive
                                         Director                                  officer since 1970.  He was elected Vice
                                                                                   Chairman of the Board of Directors in February
                                                                                   1989 and was Chairman of the Executive Committee
                                                                                   from 1983 until 1989.  He is a director of
                                                                                   Capital One Financial Corporation, which is a
                                                                                   publicly held entity.  He is also Chairman of
                                                                                   the Board of Directors of Baker & Taylor
                                                                                   Holdings, Inc. and a director of Landmark
                                                                                   Systems Corporation and Powersim Corporation,
                                                                                   all of which are non-publicly held entities.

                                                                      YEAR
                                                                      FIRST
                                                                     ELECTED
     NAME                        AGE            POSITION            DIRECTOR                         BACKGROUND
     ----                        ---            --------            --------                         ----------
 Paul A. Brands.................. 55     Vice Chairman of the         1992         Mr. Brands has served as Vice Chairman of the
                                         Board of Directors,                       Board of Directors and a member of the Board of
                                         Chief Executive                           Directors since October 1992.  He was
                                         Officer, and Director                     designated Chief Executive Officer in September
                                                                                   1993.  He supervised the Federal Consulting and
                                                                                   Systems Group from 1977 to 1992; Data Base
                                                                                   Management, Inc. from 1990 to 1992; and the
                                                                                   Company's interest in Bell Atlantic Systems
                                                                                   Integration Corporation from 1989 to 1992.  Mr.
                                                                                   Brands joined the Company in 1977.

 Philip M. Giuntini.............. 50     President and Director       1992         Mr. Giuntini has served as President and a
                                                                                   member of the Board of Directors since October
                                                                                   1992.  He supervised the business units
                                                                                   responsible for the energy market from 1989 to
                                                                                   1992, the business units responsible for the
                                                                                   telecommunications market from 1985 to 1992,
                                                                                   and the business units responsible for other
                                                                                   systems integration and services markets from
                                                                                   1982 to 1992.  Mr. Giuntini joined the Company
                                                                                   in 1970.

 Frank A. Nicolai................ 55     Executive Vice               1974         Mr. Nicolai is one of the Company's founders and
                                         President, Secretary,                     has served continuously as an executive officer
                                         Treasurer, and                            since 1970.  He was elected Treasurer in 1980
                                         Director                                  and Secretary in 1987.

                                                                      YEAR
                                                                      FIRST
                                                                     ELECTED
     NAME                        AGE            POSITION            DIRECTOR                         BACKGROUND
     ----                        ---            --------            --------                         ----------
 Daniel J. Altobello............  56           Director               1993         Mr. Altobello has been Chairman and Director of
                                                                                   ONEX Food Services, Inc. since September 1995
                                                                                   and President of Caterair International
                                                                                   Corporation since December 1989.  He served as
                                                                                   Chairman of the Board and Chief Executive
                                                                                   Officer of Caterair International Corporation
                                                                                   from December 1989 through September 1995.  From
                                                                                   April 1988 through December 1989, Mr. Altobello
                                                                                   was Executive Vice President of Marriott
                                                                                   Corporation and President of Marriott Airport
                                                                                   Operations.  He currently serves as a director
                                                                                   of Blue Cross and Blue Shield of Maryland, Inc.
                                                                                   and a member of the Advisory Board of Thayer
                                                                                   Capital Partners, a merchant bank.  Neither of
                                                                                   these entities is publicly held.

 James J. Forese................. 61           Director               1989         Mr. Forese is currently Executive Vice President
                                                                                   and President, International Operations of IKON
                                                                                   Office Solutions.  From 1995 to 1996 he served
                                                                                   as Executive Vice President, Chief Operating
                                                                                   Officer, and Director of ALCO Standard
                                                                                   Corporation.  From 1993 to 1995 he served as
                                                                                   General Manager of IBM Customer Financing and
                                                                                   Chairman of IBM Credit Corporation.  He served
                                                                                   as IBM Vice President, Finance from 1990 to 1993
                                                                                   and IBM Vice President and Group Executive, IBM
                                                                                   World Americas Group from 1988 to 1990.  He
                                                                                   currently serves as a director of NUI
                                                                                   Corporation and Unisource Worldwide, both of
                                                                                   which are publicly-held corporations.  He joined
                                                                                   ALCO/IKON in 1996.

                                                                       YEAR
                                                                       FIRST
                                                                      ELECTED
NAME                              AGE            POSITION            DIRECTOR                         BACKGROUND
----                              ---            --------            --------                         ----------
 Dorothy Leonard................  55             Director              1991        Dr. Leonard has been a Professor at the Harvard
                                                                                   University Graduate School of Business
                                                                                   Administration since 1993.  Prior to this, she
                                                                                   served as an Associate Professor from 1989 to
                                                                                   1993, and an Assistant Professor from 1983 to
                                                                                   1989, at the Harvard University Graduate School
                                                                                   of Business Administration.  Dr. Leonard also
                                                                                   serves as an independent industrial consultant
                                                                                   to various companies including, among others,
                                                                                   AT&T Bell Laboratories, Digital Equipment
                                                                                   Corporation, and IBM Corporation.

 W. Walker Lewis................  52             Director              1995        Mr. Lewis has been a Senior Advisor with Dillon,
                                                                                   Read & Co., Inc. since January 1995.  He was
                                                                                   Managing Director, Strategic Services, and a
                                                                                   member of the Management Committee of Kidder,
                                                                                   Peabody & Co., Inc. from April 1994 to December
                                                                                   1994.   From April 1992 through December 1993 he
                                                                                   served as President of Avon North America, and
                                                                                   from March 1992 to December 1992 he served as
                                                                                   Executive Vice President of Avon Corporate.  He
                                                                                   currently serves as a director of Owens Corning
                                                                                   Fiberglass, Unilab Corporation, and Mrs. Fields
                                                                                   Original Cookies, which are publicly-held
                                                                                   corporations, and Marakon Associates, which is a
                                                                                   non-publicly held entity.  Mr. Lewis previously
                                                                                   served as a director of AMS from February 1981
                                                                                   through May 1992.

                                                                       YEAR
                                                                       FIRST
                                                                      ELECTED
NAME                              AGE            POSITION            DIRECTOR                         BACKGROUND
----                              ---            --------            --------                         ----------
 Frederic V. Malek..............  60             Director             1985         Mr. Malek has been Chairman of Thayer Capital
                                                                                   Partners, a merchant bank, since March 1993.  He
                                                                                   was Co-Chairman, CB Commercial Real Estate Group
                                                                                   (a real estate brokerage and management firm)
                                                                                   from April 1989 to October 1996.  He was
                                                                                   Campaign Manager for the re-election campaign of
                                                                                   President Bush and Vice President Quayle from
                                                                                   December 1991 to November 1992.  He was Vice
                                                                                   Chairman of Northwest Airlines from 1990 until
                                                                                   December 1991, and was President of Northwest
                                                                                   Airlines from 1989 to 1990.  From 1988 to 1989
                                                                                   he was Senior Advisor to The Carlyle Group
                                                                                   (investment bank), and from 1981 to 1988 he was
                                                                                   President of Marriott Hotels and Resorts.  Mr.
                                                                                   Malek also serves as a director of Automatic
                                                                                   Data Processing, Inc.; National Education
                                                                                   Corporation; various Paine-Webber mutual funds;
                                                                                   CB Commercial Real Estate Group; FPL Group;
                                                                                   Northwest Airlines; Choice Hotels, Inc.; and
                                                                                   Manor Care, Inc., all of which are publicly-held
                                                                                   entities.

 Alan G. Spoon................... 45             Director             1996 (1)     Mr. Spoon has been Chief Operating Officer and
                                                                                   Director of The Washington Post Company since
                                                                                   1991, and has also served as President since
                                                                                   1993.  Mr. Spoon joined The Washington Post
                                                                                   Company in 1982.  From 1989 to 1991, he was
                                                                                   President of Newsweek, Inc.  During that time he
                                                                                   also was responsible for Post-Newsweek
                                                                                   television stations.  From 1987 to 1989, he was
                                                                                   The Washington Post Company's Chief Financial
                                                                                   Officer.  He currently serves as a director of
                                                                                   The International Herald Tribune and Consumer's
                                                                                   Edge, and is a member of The Advisory Board of
                                                                                   Polaris Ventures, L.P., a venture capital fund,
                                                                                   all of which are non-publicly held entities.

 (1) Mr. Spoon was elected to the Board of Directors in September 1996 after the Board voted to increase the number of directors constituting the Board from ten members to eleven members.

                   INFORMATION CONCERNING EXECUTIVE OFFICERS


      Information concerning Charles O. Rossotti, Chairman; Patrick W. Gross, Vice Chairman; Paul A. Brands, Vice Chairman and Chief Executive Officer; Philip M. Giuntini, President; and Frank A. Nicolai, Executive Vice President, Secretary, and Treasurer, is set forth above under the caption "Information Concerning Nominees for Director."

                   NAME                       AGE           POSITION                             BACKGROUND
                   ----                       ---           --------                             ----------
                                                         Executive
Fred L. Forman. . . . . . . . . . . . .      53         Vice President        Dr. Forman  is a key participant in overall
                                                                              corporate management and currently heads the
                                                                              Company's Achieving Breakthrough Performance
                                                                              business reengineering initiative.  He was in
                                                                              charge of the Corporate Technology Group from
                                                                              1986 until 1994.  He joined the Company in 1971.

                             PRINCIPAL STOCKHOLDERS


       The following table sets forth, as of March 21, 1997, the number and percentage of outstanding shares of Common Stock beneficially owned by (i) all persons known by the Company to own 5% or more of such shares, (ii) each director, (iii) each executive officer, and (iv) all executive officers and directors as a group. Unless otherwise noted below, each person or entity named in the table has sole voting and sole investment power with respect to each of the shares beneficially owned by such person or entity.


                                                        AMOUNT OF                        PERCENT OF
                                                        BENEFICIAL                         CLASS OF
NAME AND ADDRESS OF BENEFICIAL OWNER                    OWNERSHIP(1)                  OUTSTANDING SHARES(2)
------------------------------------                    ---------                     ------------------
Daniel J. Altobello (3)(5)  . . . . . . . . . .            15,468                        Common-0.0%
        6550 Rock Spring Drive
        Bethesda, MD  20817

Paul A. Brands(3)(4)  . . . . . . . . . . . . .           513,907                        Common-1.2%
        4050 Legato Road
        Fairfax, VA  22033

James J. Forese(3)  . . . . . . . . . . . . . .            82,874                        Common-0.2%
        825 Duportail Road
        Wayne, PA  19087

Fred L. Forman(4) . . . . . . . . . . . . . . .           270,546                        Common-0.7%
        4050 Legato Road
        Fairfax, VA  22033

Philip M. Giuntini(3)(4)(6) . . . . . . . . . .           487,247                        Common-1.2%
        4050 Legato Road
        Fairfax, VA  22033

Patrick W. Gross (3)(4)(7)  . . . . . . . . . .           689,111                        Common-1.7%
        4050 Legato Road
        Fairfax, VA  22033

                                                        AMOUNT OF                         PERCENT OF
                                                        BENEFICIAL                         CLASS OF
NAME AND ADDRESS OF BENEFICIAL OWNER                    OWNERSHIP(1)                  OUTSTANDING SHARES(2)
------------------------------------                    ---------                     ------------------
Dorothy Leonard(3)  . . . . . . . . . . . . . .             8,457                        Common-0.0%
        The Harvard University Graduate School
        of Business Administration
        522 Soldiers Field Road
        Boston, MA  02163

W. Walker Lewis(3)  . . . . . . . . . . . . . .             2,768                        Common-0.0%
        535 Madison Avenue
        New York, NY  10022

Frederic V. Malek(3)  . . . . . . . . . . . . .            26,467                        Common-0.1%
        901 15th Street, N.W.
        Suite 300
        Washington, D.C.  20005

Frank A. Nicolai(3)(4)(8) . . . . . . . . . . .           541,154                        Common-1.3%
        4050 Legato Road
        Fairfax, VA  22033

Charles O. Rossotti(3)(4)(9)  . . . . . . . . .         1,391,428                        Common-3.4%
        4050 Legato Road
        Fairfax, VA  22033

Alan G. Spoon(3)(10)  . . . . . . . . . . . . .             2,749                        Common-0.0%
        1150 15th Street, N.W.
        Washington, D.C.  20071

All executive officers and directors  . . . . .         4,032,176                        Common-9.8%
        as a group (twelve persons)


(1) Amount of beneficial ownership includes stock options granted to directors and executive officers which have vested and are or will become exercisable within 60 days of March 21, 1997. Accordingly, Mr. Altobello has 13,218 options vested and exercisable; Mr. Brands has 37,969 options vested and exercisable; Mr. Forese has 5,999 options vested and exercisable; Dr. Forman has 31,136 options vested and exercisable; Mr. Giuntini has 52,866 options vested and exercisable; Mr. Gross has 13,500 options vested and exercisable; Mr. Nicolai has 13,500 options vested and exercisable; Dr. Leonard has 833 options vested and exercisable; Mr. Lewis has 2,249 options vested and exercisable; Mr. Malek has 9,374 options vested and exercisable; Mr. Spoon has 749 options vested and exercisable; and Mr. Rossotti has no options vested and exercisable. In addition, Mr. Giuntini's beneficial ownership includes 27,970 vested and exercisable options granted to Donna E. Deeley, his spouse and a Vice President of the Company. All executive officers and directors as a group (twelve persons) have beneficial ownership of 209,363 options vested and exercisable within 60 days of March 21, 1997.

(2) All amounts and percentages of Common Stock were calculated to include stock options vested and exercisable for those individual directors and executive officers who had such stock options. The number of shares of Common Stock was calculated as of March 21, 1997.

(3)     Indicates a director of the Company.

(4)     Indicates an executive officer of the Company.

(5) Includes 1,125 shares beneficially owned by Mr. Altobello's daughter-in-law, who has the sole power to vote and dispose of such shares. Mr. Altobello disclaims beneficial ownership with respect to the shares owned by his daughter-in-law.

(6) Amount of beneficial ownership includes 87,634 shares and 27,970 options owned by Mr. Giuntini's spouse, a Vice President of the Company, who has the sole power to vote and dispose of such shares.

(7) Includes 111,375 shares beneficially owned by Mr. Gross' wife and 30,375 shares beneficially owned by each of his two children, with respect to which shares Mr. Gross disclaims beneficial ownership. Mrs. Gross and the children have the sole power to vote and dispose of the shares beneficially owned by them. Also includes 362,310 shares jointly owned by Mr. and Mrs. Gross, who share joint power to vote and dispose of such shares.

(8) Includes 64,124 shares beneficially owned by Ms. Nicolai with respect to which she has sole voting and dispositive power. Mr. Nicolai disclaims beneficial ownership with respect to the shares owned by Ms. Nicolai.

(9) Includes 179,750 shares each owned by two trusts, totaling 359,500 shares, for the benefit of Mr. Rossotti's daughter and son, respectively, of which Mr. and Mrs. Rossotti are co-trustees. Mr. and Mrs. Rossotti share joint power to vote and dispose of those shares. Also includes 929,553 shares jointly owned by Mr. and Mrs. Rossotti, who share joint power to vote and dispose of such shares.

(10) The shares are jointly owned by Mr. Spoon and his spouse, who share joint power to vote and dispose of such shares.


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the Company's directors, executive officers, and persons who own more than 10% of a registered class of the equity securities of the Company ("reporting persons") file with the Securities and Exchange Commission initial reports of ownership, and reports of changes in ownership, of shares of stock, and options to purchase such shares, of the Company. Reporting persons are required by Securities and Exchange Commission rules to furnish the Company with copies of all Section 16(a) reports they file.

        Based solely upon a review of Section 16(a) reports furnished to the Company for the fiscal year ended December 31, 1996 (the "1996 fiscal year"), and representations by reporting persons that no other reports were required for the 1996 fiscal year, all Section 16(a) reporting requirements were met.

                             EXECUTIVE COMPENSATION


SUMMARY COMPENSATION TABLE

        The following table summarizes the compensation paid or accrued by the Company during the three fiscal years ended December 31, 1996 to the Company's executive officers.


                                                     ANNUAL COMPENSATION         LONG-TERM COMPENSATION
                                                     -------------------          ----------------------
                                                                                    AWARDS      PAYOUTS
                                                                                    ------      -------

                                                                                    SHARES
                                                                                 UNDERLYING
                                                                                 OPTIONS (NO.   LTIP          ALL OTHER
NAME AND PRINCIPAL POSITION               YEAR       SALARY       BONUS(1)      OF SHARES)(2)   PAYOUT(3)   COMPENSATION(4)
---------------------------               ----       ------        -----        ----------      ------      ------------
 Charles O. Rossotti                      1996      $250,000    $           0             0    $           0       $7,904
          Chairman of the Board of        1995       250,000          250,000             0                0        7,904
          Directors and Director          1994       251,917          250,000             0                0        8,382

 Patrick W. Gross                         1996       290,547                0         8,850                0        7,904
          Vice Chairman of the Board      1995       270,833          192,500         4,050          577,500        7,904
          of Directors and Director       1994       248,767          175,000         1,350                0        7,924

 Paul A. Brands                           1996       301,167                0        17,700                0        7,904
          Vice Chairman of the Board      1995       282,917          287,000         8,100          598,500        7,904
          of Directors, Chief             1994       260,417          262,500             0                0        8,211
          Executive Officer, and Director

 Philip M. Giuntini                       1996       301,167                0        17,700                0        7,904
          President and Director          1995       282,917          287,000         8,100          598,500        7,904
                                          1994       260,417          262,500             0                0        7,924

 Frank A. Nicolai                         1996       265,500          150,750         8,850                0        7,904
          Executive Vice President,       1995       249,167          177,100         4,050          354,200        7,904
          Secretary, Treasurer,           1994       226,667          161,000             0                0        8,292
          and Director

 Fred L. Forman                           1996       289,975          219,000         8,850                0        7,904
          Executive Vice President        1995       270,333          192,500         4,050          385,000        7,904
                                          1994       246,667          175,000             0                0        7,924



(1) All amounts were awarded based on the achievement of annual performance goals under single or multi-year incentive compensation plans.

(2) Each of these awards of Common Stock is associated with performance under individual incentive compensation plans and was made by the appropriate Board committee pursuant to a shareholder-approved stock option plan.

(3) All amounts represent the final cash payment awarded for successful completion of multi-year performance indicators of individual incentive compensation plans.

(4) These amounts represent the Company's contribution to special individual retirement accounts pursuant to the AMS Simplified Employee Pension/IRA Plan. These numbers also include miscellaneous compensation in immaterial amounts for several officers (less than $1,000 per person).

OPTION GRANTS IN FISCAL 1996

        Shown below is information concerning stock option grants to the Company's executive officers who were granted options on Common Stock during the Company's 1996 fiscal year.



                                                              INDIVIDUAL GRANTS
                                       -------------------------------------------------------------
                                                                                                       POTENTIAL REALIZABLE VALUE
                                                                                                         AT ASSUMED ANNUAL RATES
                                        NUMBER OF     % OF TOTAL                                       OF STOCK PRICE APPRECIATION
                                         SHARES         OPTIONS                                              FOR OPTION TERM
                                       UNDERLYING     GRANTED TO        EXERCISE OR                         COMPOUNDED ANNUALLY
                                        OPTIONS        EMPLOYEES         BASE PRICE       EXPIRATION   ---------------------------
              NAME                      GRANTED      IN FISCAL 1996      ($/SHARE)           DATE           5%              10%
              ----                      -------      --------------      ---------        ----------   ---------         ---------

 Charles O. Rossotti . . . . . . . .          0           0.0%               N/A             N/A        $      0         $       0


 Patrick W. Gross. . . . . . . . . .      8,100           1.1%            $24.00           2/28/01        53,709           118,683
                                            750           0.1%             26.50           4/01/01         5,491            12,133

 Paul A. Brands . . . . . . . . . .      16,200           2.1%             24.00           2/28/01       107,418           237,366
                                          1,500           0.2%             26.50           4/01/01        10,982            24,268

 Philip M. Giuntini . . . . . . . .      16,200           2.1%             24.00           2/28/01       107,418           237,366
                                          1,500           0.2%             26.50           4/01/01        10,982            24,268

 Frank A. Nicolai. . . . . . . . . .      8,100           1.1%             24.00           2/28/01        53,709           118,683
                                            750           0.1%             26.50           4/01/01         5,491            12,133

 Fred L. Forman. . . . . . . . . . .      8,100           1.1%             24.00           2/28/01        53,709           118,683
                                            750           0.1%             26.50           4/01/01         5,491            12,133

 (1) Each option grant is associated with a performance-based individual incentive compensation plan for 1994-1995 or 1996-1997 and was made by the appropriate Board committee pursuant to a shareholder-approved stock option plan. The options shown as expiring on February 28, 2001 became exercisable on August 31, 1996. The options shown as expiring on April 1, 2001 will become exercisable one day prior to such expiration date. In accordance with each incentive compensation plan, the exercise date of an option award may be accelerated to June 30 or August 31 of the year following the end of the performance period covered by the plan if the Compensation Committee determines that the executive successfully completed the plan.

 (2) Each option grant was awarded with an exercise price equal to the market value of the Common Stock on the date of grant.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES


     Shown below is information with respect to exercises by the Company's executive officers during the Company's 1996 fiscal year of options to purchase shares of Common Stock pursuant to the 1992 Amended and Restated Stock Option Plan E, as amended ("1992 Plan E"), and earlier stock option plans. Also shown is information with respect to certain unexercised options to purchase shares of Common Stock held by the Company's executive officers as of the end of the Company's 1996 fiscal year.


                                           NUMBER
                                             OF                        NUMBER OF SHARES UNDERLYING            VALUE OF UNEXERCISED
                                           SHARES                         UNEXERCISED OPTIONS AT            IN-THE-MONEY OPTIONS AT
                                          ACQUIRED                          END OF FISCAL YEAR                 END OF FISCAL 1996(2)
                                             ON          VALUE       --------------------------------    ---------------------------
                          NAME            EXERCISE      REALIZED(1)  EXERCISABLE       UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
                          ----            --------      --------     ------------      --------------    -----------   -------------
 Charles O. Rossotti . . . . . . . . .           0      $      0               0                  0       $       0      $       0

 Patrick W. Gross. . . . . . . . . . .      37,800       646,275          13,500             22,012          68,644        344,312

 Paul A. Brands. . . . . . . . . . . .      14,444       264,330          59,231              1,500         698,228              0

 Philip M. Giuntini. . . . . . . . . .      25,754       434,811          57,874              1,500         638,377              0

 Frank A. Nicolai. . . . . . . . . . .           0             0          13,500                750          69,919              0

 Fred L. Forman . . . . . . . . . . . .     19,068       306,726          31,135                750         347,643              0

 (1) Based on the market value of the Common Stock on date of exercise (as measured by the NASDAQ closing bid price), minus the option's exercise price.

 (2) Based on the market value of the Common Stock on the last trading day of 1996 (as measured by the NASDAQ closing bid price of $24.50), minus the exercise price.



LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR


     Shown below is information on long-term incentive plans for the Company's executive officers, which were approved by the Compensation Committee of the Board of Directors in 1996 for the 1996-1997 performance period. If the performance goals set forth in the plans are met, the executive officers will be entitled to receive the incentive compensation indicated in the table below. Owing to the Company's poor performance in 1996, it is not anticipated that any incentive compensation payments will be made pursuant to these long-term incentive plans.




                                                              PERFORMANCE OR                              ESTIMATED
                                                 NUMBER     OTHER PERIOD UNTIL                          FUTURE PAYOUTS
                                               OF SHARES      MATURATION OR        ------------------------------------------------
         NAME(1)                                  (#)            PAYMENT           THRESHOLD($)          TARGET ($)   MAXIMUM($)(2)
         -------                                  ---            -------           -------------         ----------   -------------
 Charles O. Rossotti. . . . . . . . . . . .       0                 --                    ---                ---           ---

 Patrick W. Gross. . . . . . . . . . . . .        4               1996-97                 ---           $   876,000        ---

 Paul A. Brands. . . . . . . . . . . . . .        4               1996-97                 $0              1,520,000        ---

 Philip M. Giuntini. . . . . . . . . . . .        4               1996-97                  0              1,520,000        ---

 Frank A. Nicolai. . . . . . . . . . . . .        2               1996-97                  0                402,000        ---

 Fred L. Forman. . . . . . . . . . . . . .        2               1996-97                  0                459,000        ---



(1) The long-term incentive compensation plans for Messrs. Brands, Giuntini, and Gross are based on pre-tax income targets. The long-term incentive compensation plans for Messrs. Nicolai and Forman include pre-tax income and non-financial goals. Mr. Rossotti's incentive compensation plan was based on the Company's pre-tax performance for fiscal 1996 only and, therefore, is not includable in this table as long-term incentive compensation.

(2) If the Compensation Committee determines that the officer has exceeded the performance goals set forth in his incentive compensation plan, the Committee may increase his incentive compensation award above the target level indicated in the preceding column. The increase would be based on a formula related to pre-tax income, in the case of Messrs. Brands, Giuntini, and Gross, and on the Committee's judgment of their achievement of their specified financial and non-financial goals, in the case of Messrs. Nicolai and Forman.

        Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph shall not be incorporated by reference into any such filings.

            COMPENSATION COMMITTEE REPORT OF EXECUTIVE COMPENSATION

COMPOSITION AND RESPONSIBILITIES OF COMPENSATION COMMITTEE

        The Compensation Committee of the Board of Directors is responsible for developing and making recommendations to the Board of Directors with respect to the Company's compensation policies generally. It is composed entirely of outside directors who have never served as officers of the Company or its affiliates (the "Outside Directors"). The Compensation Committee approves the compensation plans for the Company's executive officers, including the Chief Executive Officer (the "CEO"), and on an annual basis determines the compensation to be paid to the executive officers. The Compensation Committee is responsible for the granting and administration of stock options and incentive compensation granted to the executive officers.

        The Compensation Committee has furnished the following report for fiscal 1996:

COMPENSATION OBJECTIVES AND PHILOSOPHY

        The objectives of the Company's executive compensation program are to provide a level of compensation that will attract and retain executives capable of achieving long-term success for the Company's shareholders and to structure their compensation packages such that a significant portion generally is tied to the achievement of multi-year targets for pre-tax income.

EXECUTIVE OFFICER COMPENSATION

        The Company's executive compensation program consists of three main components: (i) annual base salary, (ii) potential for an annual cash bonus and awards of stock options based on Company pre-tax income, the profit contribution of a particular business unit, individual performance, or some combination of these factors, and (iii) the opportunity to earn long-term cash and stock-based incentives which are intended to encourage the achievement of superior results over time and to align executive officer and shareholder interests. In addition to research and recommendations furnished by the Company's senior management, the Compensation Committee has relied, inter alia, on information furnished through executive compensation surveys by a recognized compensation consulting firm, and information known to various members of the Board of Directors. The Compensation Committee compares salaries and other elements of executive compensation with the compensation paid to executives in technology and consulting firms which are actual competitors of the Company. Few of these companies are in the Hambrecht & Quist Technology Stock Index, the peer index chosen by the Company for comparison in the "Shareholder Return Performance Graph" below, because their shares are not publicly traded. They include, for example, the consulting divisions of certain Big 6 accounting firms, other prominent consulting firms which are wholly owned subsidiaries of publicly traded companies, and other software firms that are privately held.

        The executive officers, including the CEO, are eligible for the same benefits, including group health and life insurance and participation in the Company's Simplified Employee Pension/IRA Plan, as are available generally to the Company's professional staff, except that the executive officers do not participate in the Company's Profit-Sharing Plan or Employee Stock Purchase Plan. The Company does not provide material perquisites to any of its executive officers.

        ANNUAL BASE SALARY. The Compensation Committee determines the annual base salary of each of the Company's executive officers, including the CEO. Changes in base salary are generally made effective on March 1. The same principles are applied in setting the salaries of all executive officers to ensure that salaries are competitively established. Salaries are determined by considering the officer's potential duties and responsibilities within the Company and his or her business unit, and the officer's potential impact on the operations and profitability of the Company. Unlike with respect to the Company's incentive compensation arrangements, the Compensation Committee does not consider achievement of specific corporate performance factors in establishing base salaries for its executive officers. In general, it is the policy of the Company to set base salaries lower than would be typical for comparable positions in similar firms, and to include more compensation in incentive plans, particularly incentive compensation plans tied to multi-year performance periods.

        INCENTIVE COMPENSATION PLANS. Each executive officer of the Company generally participates in incentive compensation plans of one to three years in duration. These plans are similar to multi-year incentive plans in which other members of the Company's professional staff participate. Under such plans, the officer is eligible for annual cash incentive awards, and cash awards which may be made at the end of the plan if the Compensation Committee determines that the officer has met the specified goals of the executive's programs. Some plans also contemplate awards of stock options under the Company's shareholder-approved stock option plans. Each executive officer has a plan which details the executive officer's goals, the primary or sole element of which is financial performance, including targets for the Company's pre-tax income, or targets for profit contribution by one or more business units, or a
combination thereof.   Certain executive officers also have plans which include
individual, non-financial goals.

        The annual cash awards under the incentive compensation plans and the cash portion of the award for completion of an incentive compensation plan generally are based on multiples of a percentage of the executive officer's salary for the relevant fiscal period. The number of stock options which may be awarded is determined at the time the performance goals are established. Such number of stock options is not determined by reference to any specific criteria other than the Company's historical practice of awarding stock options in connection with incentive compensation plans for certain executive officers. Such number has been relatively consistent for multi-year plans for executive officers for more than ten years. The exercise price of all options granted in connection with the incentive compensation plans for the executive officers is the fair market value of the shares on the date of grant of the option. Achievement of the specified financial or non-financial goals for plan years earlier than the final plan year in a multi-year plan entitles the executive to specified interim cash payments and stock option grants, all of which are considered advances against the multi-year incentive compensation amounts.
Such interim cash payments are significantly less than a ratable percentage of the projected incentive compensation payable on successful completion of a multi-year plan. For example, successful completion of the first year of a two-year plan typically would entitle the executive to payment of 25% of target cash incentive compensation. Stock options in connection with multi-year plans also are granted according to a schedule specified in the plan, typically including a small percentage of options granted at the time the plans are approved by the Compensation Committee.

        Fiscal 1996 was the first year of two-year incentive compensation plans for Patrick W. Gross, Paul A. Brands, Philip M. Giuntini, Frank A. Nicolai, and Fred L. Forman. Charles O. Rossotti completed a one-year incentive compensation plan. All of these plans included the same pre-tax income target
as a financial goal.   In the cases of Messrs. Nicolai and Forman, the
incentive targets also included individual goals based on their respective areas of responsibility, such as achieving operational goals within budget, improving the Company's administrative processes, and expanding the Company's Achieving Breakthrough Performance program. All plans required that a minimum percentage of the stated goal must be achieved before any portion of the related incentive compensation share was payable. The plans also took into account projected pre-tax income for the year following the performance year just ended in determining whether awards are payable and the amounts thereof. Each plan also included higher award multiples for performance which exceeded the targets by a stated percentage.

        In February 1997, the Compensation Committee determined that since the Company did not meet its financial goals for 1996, no incentive compensation based on financial goals would be awarded to any executive officer of the Company. The Compensation Committee determined that Messrs. Nicolai and Forman had substantially met their non-financial performance goals, and determined that Mr. Nicolai had earned 75% of his target cash payment and Mr. Forman had earned 100% of his target cash payment. These amounts are shown in the Summary Compensation Table under "Annual Compensation -- Bonus." The Compensation Committee in February 1997 also decided not to grant stock options to Messrs. Brands, Giuntini, Gross, Nicolai, or Forman because the Company did not achieve the financial performance specified in their incentive compensation plans. Mr. Rossotti's 1996 compensation plan did not provide for stock options. Also in February 1997, the Compensation Committee decided not to increase the 1997 annual base salary of any executive officer of the Company except Mr. Forman.

POLICY ON DEDUCTIBILITY OF COMPENSATION

        Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), the allowable deduction for compensation paid or accrued with respect to persons who as of the end of the year are employed as the chief executive officer and each of the four most highly compensated executive officers of a publicly held corporation is limited to no more than $1,000,000 per year for fiscal years beginning on or after January 1, 1994. This limitation does not apply to compensation consisting of stock options issuable under 1992 Plan E or Plan F, nor to compensation payable under certain performance-based compensation plans approved by shareholders. The Compensation Committee has taken certain actions to minimize the adverse effects of Section 162(m) on the after-tax income of the Company. In particular, as recommended by the Compensation Committee, the Incentive Compensation Plan for Executive Officers was presented to and approved by the shareholders at the 1994 annual meeting of shareholders of the Company, and all new grants to executive officers of incentive compensation based on financial performance are covered by the 1996 Incentive Compensation Plan for Executive Officers (the "IC Plan"), which was approved by the shareholders at the 1996 annual meeting of shareholders of the Company. The IC Plan significantly limits the Compensation Committee's discretion regarding the amount of incentive compensation paid to an employee covered by such Plan. Accordingly, not all incentive compensation payable to executive officers is paid pursuant to the IC Plan. The Compensation Committee projects that it is unlikely that deductions will be lost as a result of this practice. The Compensation Committee will continue to monitor whether compensation which is limited by
Section 162(m) is likely to exceed the deduction limitations under Section 162(m), and the Compensation Committee is expected to take appropriate actions to reduce the likelihood of a loss of deductions.

CHIEF EXECUTIVE OFFICER COMPENSATION

        The Chief Executive Officer's annual base salary is established by the Compensation Committee using the same criteria as discussed above for the executive officers. Paul Brands, who has served as Chief Executive Officer of the Company since September 1993, received an annual base salary of $304,000 for 1996, which represented an increase of approximately 6% over his base salary for 1995. The Compensation Committee did not base this increase on any specific corporate performance factors. Mr. Brands' annual incentive compensation payments are determined by the Compensation Committee based entirely on targets for the Company's pre-tax income. Mr. Brands did not meet those targets for fiscal year 1996, as determined by the Compensation Committee in February 1997, and consequently, he did not receive an incentive compensation payment or stock option award based on 1996 performance. The Compensation Committee also decided not to increase Mr. Brands' annual base salary for 1997.

                                  Frederic V. Malek (Chairman)
                                  Daniel J. Altobello
                                  James J. Forese
                                  Dorothy Leonard
                                  W. Walker Lewis
                                  Alan G. Spoon

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

        The following graph provides a comparison of the cumulative total return on the Common Stock with returns on the Standard & Poor's 500 Composite Index and the Computer Software Sector Index of the Hambrecht & Quist Technology Stock Index.





                                  [GRAPH]





  =================================================================================================================
                                            12/31/91     12/31/92     12/31/93    12/31/94    12/31/95     12/31/96
  -----------------------------------------------------------------------------------------------------------------
  AMSY Common Stock                            100          169         150         219         342           419
  -----------------------------------------------------------------------------------------------------------------
  S&P 500 Composite Index                      100          108         119         120         165           203
  -----------------------------------------------------------------------------------------------------------------
  Hambrecht & Quist Technology/Software        100          112         120         151         217           263
  =================================================================================================================

                      COMMITTEES OF THE BOARD OF DIRECTORS

        The Company has a standing Executive Committee, Stock Option/Award Committee, Compensation Committee, and Audit Committee. The Company does not have a standing Nominating Committee.

        The Executive Committee is presently composed of five directors, all of whom are executive officers of the Company: Charles O. Rossotti, Patrick W. Gross, Paul A. Brands, Philip M. Giuntini, and Frank A. Nicolai. The Executive Committee generally has the power to authorize all corporate actions that the Board of Directors has the power to authorize, except as may be limited by law. The Executive Committee met once during 1996.

        The Stock Option/Award Committee is presently composed of five directors, all of whom are executive officers of the Company: Charles O. Rossotti, Patrick W. Gross, Paul A. Brands, Philip M. Giuntini, and Frank A. Nicolai. The Stock Option/Award Committee administers the Company's employee stock option plans, except as noted below. These directors are eligible to receive options under the plans, but options, if any, awarded to them are granted and administered by the Compensation Committee. The Stock Option/Award Committee also administers the Company's Profit-Sharing Plan, a stock award plan. Directors and executive officers are not eligible to participate in the Profit-Sharing Plan. The Stock Option/Award Committee meets as required and met twice during 1996.

        The Compensation Committee is presently composed of six Outside
Directors: Daniel J. Altobello, James J. Forese, Dorothy Leonard, W. Walker Lewis, Frederic V. Malek, and Alan G. Spoon. Mr. Malek is Chairman of the Compensation Committee. The Compensation Committee is responsible for developing and making recommendations to the Board of Directors with respect to the Company's compensation policies generally. The Compensation Committee approves the compensation plans for the Company's executive officers, including the Chief Executive Officer, and on an annual basis determines the compensation to be paid to the executive officers. The Compensation Committee alone is responsible for the granting and administration of stock options granted to the executive officers and to the Controller. In 1996, the Compensation Committee met twice.

        The Audit Committee is presently composed of three Outside Directors:
Daniel J. Altobello, James J. Forese, and Dorothy Leonard. Mr. Forese is Chairman of the Audit Committee. This Committee has the responsibility for making recommendations to the Board of Directors as to the independent accountants of the Company; for reviewing with the independent accountants, upon completion of their audit, the scope of their examination, any recommendations they may have for improving internal accounting controls, management systems, or choice of accounting principles, and other matters; and for reviewing generally the accounting control procedures of the Company. In 1996, the Audit Committee met three times. Also, on the recommendation of the Audit Committee, the Board of Directors has appointed the accounting firm of Price Waterhouse LLP to audit the accounts of the Company for the fiscal year ending December 31, 1997.

        The Board of Directors met five times during 1996, and all members attended 100% of the meetings of the Board and Committees of the Board on which they serve. Outside Directors are currently entitled to receive fees of $5,000 per Board meeting attended, plus travel expenses, and such fees and expenses were, in fact, paid for all meetings attended during fiscal 1996. In addition, Outside Directors were paid a retainer of $5,000 per year during fiscal 1996. Under the Company's Outside Directors Stock-for-Fees Plan (the "Stock-for-Fees Plan"), which was approved by shareholders in May 1995, Outside Directors can elect to have the annual meeting fees and retainer, which would otherwise be paid to the Outside Directors in cash, paid in the form of Common Stock. W. Walker Lewis elected to have his annual meeting fees for three of the Board meetings he attended during 1996 paid in the form of Common Stock pursuant to the Stock for Fees Plan.

        Outside Directors also receive automatic grants of stock options, which vest over five years, pursuant to the Company's stock option plans. The number of shares subject to grant, and subject to outstanding options, are adjusted when stock splits occur. The numbers of options reported below in this paragraph are the numbers of the original grants and do not give effect to the June 1992, October 1994, or January 1996 stock splits to the extent such splits
occurred after the date of grant.   All options granted to Outside Directors
vest at the rate of 1/60th a month for each month the Outside Director continues to serve as a director. Pursuant to a prior stock option plan, each Outside Director in May 1988 was granted 5,000 options to purchase shares of the Common Stock. James J. Forese, who became a director in November 1989, was granted 5,000 options on November 10, 1989. Dorothy Leonard, who became a director in September 1991, was granted 5,000 options on September 27, 1991. Under 1992 Plan E, each new Outside Director was automatically granted 5,000 options (such number subject to adjustments for splits) upon first becoming a director, and each Outside Director was automatically granted an additional 5,000 options (such number subject to adjustments for splits), vesting over 5 years, when any options previously granted have fully vested. Plan F provides for the grant of the same amount of options to Outside Directors. Pursuant to 1992 Plan E, Daniel J. Altobello was granted 7,500 options on July 27, 1993 when he first became a director, and Frederic V. Malek was granted 5,000 options in April 1993 because his options granted in 1988 had fully vested. The grant to Mr. Malek was made subject to shareholder approval, which was obtained in May 1993. In addition, under 1992 Plan E, Mr. Forese was granted 7,500 options (after giving effect to the October 1994 stock split) in November 1994 because his options granted in 1988 had fully vested, and W. Walker Lewis was granted 5,000 options on December 1, 1995 when he became a director. Most recently, Dr. Leonard was granted 5,000 options under 1992 Plan E in August 1996 because her options granted in 1991 had fully vested, and Alan
G. Spoon was granted 5,000 options under 1992 Plan E in September 1996 when he became a director.

                     COMPENSATION COMMITTEE INTERLOCKS AND
                             INSIDER PARTICIPATION


        Frederic V. Malek, James J. Forese, Dorothy Leonard, Daniel J. Altobello, and W. Walker Lewis served as members of the Compensation Committee throughout fiscal 1996. Alan G. Spoon became a member of the Compensation Committee in September 1996 when he was elected to the Board of Directors. The Compensation Committee is presently composed of Messrs. Malek, Forese, Altobello, Lewis, and Spoon and Dr. Leonard. Mr. Malek is Chairman of the Compensation Committee.

        During 1996, there were no Compensation Committee interlocks, and there was no insider participation in the executive compensation decisions of the Company.

                              CERTAIN TRANSACTIONS

        Shaw, Pittman, Potts & Trowbridge, general counsel to the Company, earned fees and incurred reimbursable expenses totaling approximately $2,910,422 from AMS in connection with legal services performed for the Company during 1996. Barbara M. Rossotti, a member of the firm of Shaw, Pittman, Potts & Trowbridge, is the spouse of Charles O. Rossotti, Chairman of the Board and a director of the Company.

                              PROPOSAL TO APPROVE
                        1996 AMENDED STOCK OPTION PLAN F

INTRODUCTION AND SUMMARY DESCRIPTION OF PROPOSED AMENDMENTS

        The Company's 1996 Stock Option Plan F was adopted by the Board of Directors on April 3, 1996, and was approved by the Company's shareholders on May 10, 1996 at the 1996 annual meeting of the shareholders of the Company.
The Company's shareholders are now being asked to approve 1996 Amended Stock Option Plan F, which was adopted by the Board of Directors on February 21, 1997, subject to shareholder approval. If so approved, 1996 Amended Stock Option Plan F would implement a number of amendments to 1996 Stock Option Plan F (the "1996 Plan F Amendments" or the "Amendments"). The 1996 Plan F Amendments provide that vested nonqualified stock options ("NSOs") held by an employee who resigns following completion of ten (10) or more years of continuous service as an employee would expire one (1) year after the date of the termination of the employee's employment, rather than thirty (30) days after termination of employment. The 1996 Plan F Amendments also provide that vested NSOs held by an Outside Director whose service as a director terminates by reason of death, disability or resignation as an Outside Director following completion of ten (10) years of continuous service, which would expire by their terms under the version of Plan F currently in effect, would instead expire no later than the date one (1) year after the date of termination of the Outside Director's service as a director. Finally, in response to recent amendments to regulations issued by the Securities and Exchange Commission under Section 16 of the Exchange Act and by the Internal Revenue Service under Section 162(m) of the Internal Revenue Code, the Amendments would (i) alter the requirements for membership on the committee charged with making and administering awards under Plan F to "covered employees" within the meaning of Section 162(m) of the Internal Revenue Code and to officers and directors subject to Section 16 of the Exchange Act, and (ii) modify the scope of amendments to Plan F and the terms of options issued thereunder that may be made by the Board of Directors without shareholder approval.

        The Board of Directors believes that the 1996 Plan F Amendments will further the purposes of Plan F, which are: (i) to offer to those employees who contribute materially to the successful operation of the Company additional incentive and encouragement to remain in the employ of the Company by increasing their personal participation in the Company through stock ownership,
(ii) to provide an alternative means of compensating key employees whose performances contribute significantly to the success of the Company, and (iii) to attract and retain directors who have not at any time been officers or employees of the Company (i.e., Outside Directors) and to compensate such Outside Directors for service to the Company.

        The text of Plan F, as proposed to be amended (the "Proposed Plan") and incorporating the proposed 1996 Plan F Amendments in italics, is set forth in Exhibit A to this Proxy Statement, and the following description of such Plan is qualified by reference to such text.

SUMMARY DESCRIPTION OF  PLAN F

        Stock Option Plan F provides that options to purchase Common Stock may be granted to any key employee (including officers and directors) of the Company and its subsidiaries who meets minimum salary and other requirements established by the Board of Directors. "Outside Directors" also are eligible to receive options under Plan F. Stock Option Plan F defines "Outside Directors" as directors who have not at any time been officers or employees of the Company. As of March 21, 1997, 1,613 key employees (i.e., six executive officers, 146 Vice Presidents, 323 Senior Principals, and 1,138 Principals, including persons in comparable positions) and six Outside Directors were eligible to participate in Plan F.

        Stock Option Plan F provides that it shall be administered by the Board of Directors or the Stock Option/Award Committee, except as provided below.
The Stock Option/Award Committee currently performs this function. In accordance with the provisions of Stock Option Plan F, the Stock Option/Award Committee has authority to determine the employees to be granted options, whether the options are NSOs or incentive stock options ("ISOs"), the times at which options are granted, the exercise prices of the options, the numbers of shares subject to the options, the vesting schedule of the options or whether the options are immediately vested, the times when options terminate, and whether the exercise price will be paid in cash or stock.

        Under Plan F, as currently in effect (the "Current Plan"), a committee composed of two or more Outside Directors, each of whom is required to be a "disinterested person" within the meaning of prior Rule 16b-3 as promulgated under Section 16(b) of the Exchange Act, has sole authority (i) to grant options to directors, other than Outside Directors, and to all persons who are "officers" or "ten percent shareholders" of the Company within the meaning of
Section 16 of the Exchange Act, and (ii) to perform all other functions with respect to options granted to those persons, including amendments to Stock Option Plan F or outstanding options which affect such persons. Under the Proposed Plan, a committee composed of at least two "non-employee directors," within the meaning of Rule 16b-3(b)(3) as adopted by Securities and Exchange Commission on August 15, 1996, who also are "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code, would have the authority (i) to make awards to directors of the Company who are not Outside Directors, to persons who are "officers" of the Company, as defined for purposes of Section 16 of the Exchange Act, and to "covered employees," within the meaning of Section 162(m) of the Internal Revenue Code, and (ii) to perform all other functions of the Board or the Stock Option/Award Committee with respect to outstanding awards to any of such directors, officers, and covered employees, including, without limitation, amendments to Stock Option Plan F or outstanding options which affect such persons. The Compensation Committee currently performs these functions with respect to the persons specified in the preceding sentences (who are currently the Company's executive officers and Controller).

        Options may be granted to key employees either (a) on the basis of awards earned under the Company's incentive compensation programs for groups of key employees, or (b) as the Board of Directors or the appropriate Committee may determine. If options are granted in connection with the Company's incentive compensation programs, then performance bonuses and options based thereon are earned based on the employee's success in meeting predetermined performance standards during one or more years (the "Performance Period").
Such options are
granted, if at all, at the time that the Company determines that the employee has met or will meet the employee's predetermined performance standards for the Performance Period in question.

        The award of options to Outside Directors under Stock Option Plan F is non-discretionary. NSOs for 5,000 shares will be granted automatically to any new Outside Director on the date of the Outside Director's first election or appointment to the Board. Following completion of five years of service as an Outside Director, each Outside Director will receive an additional grant of 5,000 shares. One sixtieth of such options vest on the date of election or appointment of each such Outside Director to the Board, and 1/60th vest on the last day of each month thereafter for as long as the person continues to serve as a director. Stock Option Plan F provides that options granted to all directors, officers and ten percent shareholders (as defined for purposes of Section 16 of the Exchange Act) are not exercisable for a period of at least six months from the date of grant.

        Stock Option Plan F authorizes the issuance of options to purchase a maximum of 3,800,000 shares, subject to adjustment for future capital changes. Of this number, 2,980,000 shares remain available as of March 21, 1997 for issuance pursuant to options granted thereunder. Shares subject to options granted under Stock Option Plan F which terminate or expire unexercised are available for the grant of future options. The number of shares which may be subject to options granted under Stock Option Plan F in any single calendar year for awards earned for one-year Performance Periods may not exceed 200,000 shares, subject to possible adjustment for capital changes. There is no annual limitation on options granted with respect to awards earned for Performance Periods of more than one year. However, the maximum number of shares which may be subject to options granted under Plan F to any "covered employee," as defined in Section 162(m) of the Internal Revenue Code, during the life of such Plan is 100,000 shares, subject to adjustment for future capital changes.

        Under Stock Option Plan F, NSOs are exercisable only to the extent they are vested. For employees, the Board of Directors or the appropriate Committee selects a vesting schedule over a period of up to five years or provides for vesting upon the attainment of specified performance goals or other events. Optionees who receive NSOs are entitled to exercise at any time, or from time to time, all or any portion of a vested NSO; provided, however, that all NSOs expire no later than five years after the date of grant. The exercise price of all NSOs granted under Stock Option Plan F, except those options granted in connection with one-year incentive compensation plans, is the fair market value of the Common Stock on the date of grant of the option. NSOs granted in connection with one-year incentive compensation plans may be granted with exercise prices other than the fair market value of the Common Stock on the date of grant only if the exercise price is determined by a formula selected by the Board (or the appropriate Committee) that is based on the fair market value of the Common Stock, as of a date, or over a period, that is within three months of the date of grant.

        Under Stock Option Plan F, ISOs are exercisable only to the extent they are vested. ISOs vest over a period of up to seven years. Employees who have been granted ISOs may exercise at any time, or from time to time, all or any portion of a vested ISO. ISOs expire up to eight years after the date they are granted. The exercise price of ISOs is determined by the appropriate Committee and must be at least equal to the fair market value of the Common Stock on the date the ISO is granted (except ISOs granted to ten percent shareholders, in which case the price may not be less than 110% of fair market value).

        For purposes of Stock Option Plan F, the fair market value of the Common Stock is the closing bid price of the Common Stock as quoted in the National Association of Securities Dealers Automated Quotation System ("NASDAQ") in the national market on the date of grant of the option, or, if there is no trade on such date, on the most recent date upon which the Common Stock was traded. On March 21, 1997, the closing bid price of the Common Stock was $21.00 per share. Options granted to employees may be amended to advance the date on which the option vests. If an option is so amended, the amendment also may provide that the shares which would not have been vested under the original vesting schedule shall be subject to repurchase for a period of time by the Company at the original exercise price upon termination of employment of the employee for any reason. If the Company is merged, consolidated, sold, liquidated, or dissolved, Stock Option Plan F also provides for the automatic acceleration of the vesting of options which would have vested within one year of any such event.

        An option is exercised by giving written notice to the Company, specifying the full number of shares of Common Stock to be purchased and tendering payment to the Company of the exercise price. Payment for shares issued upon the exercise of an option may consist of cash or delivery of a properly executed exercise notice, together with irrevocable instructions to a broker to promptly deliver to the Company the number of sales or loan proceeds required to pay the exercise price. Under Stock Option Plan F, the Board of Directors or the appropriate Committee also has the authority to permit an optionee to pay the exercise price for shares using shares of the Common Stock owned for at least six months, or a combination of cash and such previously-owned stock.

        An option is not transferable during the lifetime of the optionee, other than by will, by the laws of descent and distribution, or pursuant to a qualified domestic relations order ("QDRO"). Unless transferred under a QDRO, an option is exercisable during the optionee's lifetime only by the optionee. Upon termination of an employee's employment with the Company for any reason whatsoever, all options held by such employee which are not exercisable on the date of such termination shall expire. If the Board of Directors or the appropriate Committee determines that an employee has committed certain defined acts of misconduct such as embezzlement, fraud, dishonesty, breach of fiduciary duty or deliberate disregard of the Company's rules resulting in loss, damage or injury to the Company, neither the employee nor his or her estate would be entitled to exercise any option whatsoever.

        To the extent NSOs held by an employee are exercisable upon an employee's termination of employment, shares subject to NSOs held by such employee may be purchased during the "exercise period," after which the NSOs shall expire and all rights granted under the agreement pursuant to which the options were granted shall become null and void. Under the Current Plan, the "exercise period" for shares subject to NSOs held by such employee, his or her heirs, legatees or legal representatives, as the case may be, ends on the earlier of (i) the date on which the NSO expires by its terms, or (ii) (A) except in the case of death or disability, within thirty (30) days, or (B) in the case of death or disability, within one year after the date of termination of employment. Under the Proposed Plan, the "exercise period" for such shares would end on the earlier of (i) the date on which the NSO expires by its terms, or (ii) (A) except in the case of death, disability, or resignation as an employee following completion of ten (10) or more years of continuous service as an employee, thirty (30) days after the date of the employee's termination of employment, or (B) in the case of death, disability, or resignation as an employee following completion of ten (10) or more years of continuous service, one (1) year after the date of the employee's termination of employment.

        Upon termination of an Outside Director as a member of the Board of Directors for any reason other than certain retirement events, death or disability, all options held by such Outside Director which are not exercisable on the date of such termination shall expire. Under the Current Plan, in the event of termination by reason of death or disability, all options then unvested would vest automatically, all options would be exercisable by the Outside Director, his or her heirs, legatees, or legal representatives, as the case may be, at any time until the date on which the options expire by their original terms. In addition, the Current Plan provides that termination of an Outside Director's membership on the Board of Directors by reason of retirement after completion of at least ten (10) years of continuous service will extend vesting and exercisability of such Director's options. Options unvested on the date of retirement will continue to vest at the rate of 1/60th per month for so long as such Director survives, and vested options will be exercisable at any time until the date on which all such options expire by their original terms, five years from the date of grant. Under the Proposed Plan, upon the termination of an Outside Director as a member of the Board of Directors for the reason of resignation as an Outside Director following completion of at least ten (10) years of continuous service as an Outside Director, death or disability, the "exercise period" for shares subject to NSO held by such Outside Director, his heirs, legatees, or legal representatives, as the case may be, would end on the earlier of (i) the date on which the NSO expires by its terms, or (ii) the date one (1) year after the date of termination of such Outside Director's service as a member of the Board of Directors.

        All ISOs held by an employee will expire unless exercised by the employee, his or her heirs, legatees or legal representatives, as the case may be, before the earlier of (1) the date on which the ISO expires by its terms, or (2)(a) except in the case of death or disability, within thirty (30) days after the date employment is terminated, or (b) in the case of death or disability, within one year after the date of termination of employment. In no event will a granted and outstanding ISO expire more than three months after the date of the employee's termination of employment.

        Under the Current Plan, the Board of Directors may, at any time, amend Stock Option Plan F or the terms of options granted under such Plan, except that no amendment may, without approval of the shareholders, (i) materially increase the benefits accruing to the participants under the Plan, (ii) increase the number of shares which may be issued under the Plan, except for adjustments in certain circumstances, or (iii) materially modify the requirements as to eligibility for participation in the Plan. The Proposed Plan would permit the Board, at any time, to amend

Stock Option Plan F or the terms of options granted under such Plan, except that no amendment may, without approval of the shareholders, (i) modify the requirements as to the exercise price of stock options, (ii) increase the number of shares which may be issued under the Plan, except for adjustments in certain circumstances, (iii) materially modify the requirements as to eligibility for participation in the Plan, or (iv) materially modify the terms of the Plan as to "covered employees" within the meaning of Section 162(m) of the Internal Revenue Code. The Current Plan also provides that an amendment to an option granted to an Outside Director may not be made more frequently than every six months unless necessary to comply with the Internal Revenue Code or the Employee Retirement and Income Security Act of 1974, as amended. The Proposed Plan would eliminate this restriction.

        Plan F shall remain in effect until January 1, 2006.

TAX CONSEQUENCES

        Information regarding the federal income tax consequences to the Company and to optionees of options granted under Stock Option Plan F follows. This information is not intended to be exhaustive and is only intended to briefly summarize the federal income tax statutes, regulations and currently available agency interpretations thereof, and is intended to apply to Stock Option Plan F as normally operated. It is recommended that optionees consult their own professional tax advisors for personal and specific advice about options.

        An optionee has no tax consequences from the grant of an NSO. Upon exercise of an NSO, the optionee has compensation income taxable at ordinary income tax rates on the amount by which the fair market value of the shares received as of the date of exercise exceeds the exercise price. The Company is entitled to a deduction equal to the amount of compensation income to the optionee as long as income taxes are withheld on the optionee's compensation income. Upon the sale of Common Stock acquired through the exercise of an NSO, any difference between the amount realized and the fair market value of the Common Stock as of the date of exercise will be capital gain or loss.

        An employee is not taxed upon the grant of an ISO. Except for the possible imposition of the alternative minimum tax, an optionee is not taxable on the exercise of an ISO. Unlike the exercise of an NSO, the Company is not entitled to a deduction with respect to an ISO unless the optionee engaged in a disqualifying disposition described below. Upon a sale of shares acquired upon exercise of an ISO, the employee will recognize capital gain or loss, as the case may be, equal to the difference between the amount realized on the sale and the exercise price, provided the sale occurs at least two years after the grant of the ISO and at least one year after the exercise of the ISO. If these holding periods are not satisfied, the sale of shares acquired upon exercise of an ISO is a "disqualifying disposition." If the sale is a disqualifying disposition, the excess of the fair market value of the shares on the date the ISO was exercised over the exercise price is compensation income taxable at ordinary income tax rates, and any excess of the sale price of the shares over the fair market value of the shares on the date the ISO was exercised would be capital gain. The Company would be entitled to a deduction equal to the amount of compensation income taxable to the optionee. The excess of the fair market value of the shares at the time of exercise over the exercise price of the ISO increases the optionee's alternative minimum taxable income.

        If an optionee who is subject to the "short-swing profit liability" rules under Section 16(b) of the Exchange Act purchases shares of Common Stock within six months before the optionee exercises an NSO or an ISO, the tax consequences of exercising the option which normally occur on the option exercise date may be delayed for up to six months. In such a case, unless the optionee makes an election under Section 83(b) of the Internal Revenue Code to avoid the delay, the tax consequences which normally occur on the exercise date of an ISO or NSO will occur on the first date on which a sale of the shares of Common Stock acquired upon exercise of the option would not subject the optionee to liability under Section 16(b) of the Exchange Act.

NEW PLAN BENEFITS

        The number of stock options that would have been granted during the Company's 1996 fiscal year to each of the following persons or groups had the Proposed Plan been in effect would not differ from the number which was in fact granted under 1992 Plan E, as set forth below.

                                                                                    POTENTIAL REALIZABLE
                                                                                      VALUE AT ASSUMED
                                                                                       ANNUAL RATES OF
                                                                                         STOCK PRICE
                                                                                      APPRECIATION FOR
                                                                                         OPTION TERM
                                                                                   COMPOUNDED ANNUALLY(1)
                                                                                ---------------------------
 NAME AND POSITION                                                                  5%              10%          NUMBER OF UNITS(2)
 -----------------                                                              ----------      -----------      ---------------
 Charles O. Rossotti.......................................................     $        0      $         0                 0
 Chairman of the Board of Directors and Director

 Patrick W. Gross..........................................................         59,200          130,817             8,850
 Vice Chairman of the Board of Directors and Director

 Paul A. Brands............................................................        118,400          261,634            17,700
 Vice Chairman of the Board of Directors, Chief Executive Officer, and
   Director

 Philip M. Giuntini........................................................        118,400          261,634            17,700
 President and Director

 Frank A. Nicolai..........................................................         59,200          130,817             8,850
 Executive Vice President, Secretary, Treasurer, and Director

 Fred L. Forman............................................................         59,200          130,817             8,850
 Executive Vice President

 All current executive officers as a group.................................        414,400          915,719            61,950

 All current directors who are not executive officers as a group...........         73,559          162,548            10,000

 All employees who are not executive officers as a group...................      5,436,563       12,323,041           697,501


 (1) The potential realizable value is calculated based on the term of the option at its time of grant. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option, and that the option is exercised and the shares are sold on the last day of its term for the appreciated stock price. Such values do not include consideration of income tax consequences.

 (2) Options which were granted during the Company's 1996 fiscal year pursuant to 1992 Plan E.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the shares of
Common Stock present at the Annual Meeting or represented by Proxy and entitled to vote to approve 1996 Amended Stock Option Plan F is required for approval of such Plan. The Board of Directors has unanimously adopted a resolution approving 1996 Amended Stock Option Plan F and directed that it be submitted to the shareholders for their consideration. The members of the Board of Directors and the Company's executive officers have advised the Company that they intend to vote all shares in their control in favor of 1996 Amended Stock
Option Plan F.   In the event that 1996 Amended Stock Option Plan F is not
approved by the shareholders of the Company at the Annual Meeting, the Board of Directors will reconsider the Amendments.



             THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL
                      OF 1996 AMENDED STOCK OPTION PLAN F

                                 OTHER MATTERS


        A representative from Price Waterhouse LLP, independent public accountants to the Company, is expected to be present at the Annual Meeting, will have an opportunity to make a statement should the representative desire to do so, and is expected to be available to respond to appropriate questions during such Meeting.

        The Board of Directors does not know of any matters to be presented at the Annual Meeting other than those stated above. If any other business should come before the Annual Meeting, including a vote to adjourn such Meeting, the persons named in the enclosed Proxy will vote thereon at the Meeting, or any adjournment thereof, as he or they determine to be in the best interests of the Company.

        To be included in the Proxy Statement and form of Proxy for the 1998 annual meeting, shareholder proposals intended to be presented at that meeting must be received by the Company no later than December 12, 1997.

                                 ANNUAL REPORT

        A copy of the 1996 Annual Report of the Company (which includes condensed financial data and a letter to stockholders) accompanies this Proxy Statement. Appendix 1 to this Proxy Statement, titled "1996 Financial Report," contains all of the financial information (including the Company's audited financial statements), and certain general information, previously published in the Company's Annual Report. Appendix 1 is incorporated herein by reference. A copy of the Company's Annual Report on Form 10-K may be obtained without charge by writing to Frank A. Nicolai, Secretary, American Management Systems, Incorporated, 4050 Legato Road, Fairfax, Virginia 22033.


                                       BY ORDER OF THE BOARD OF DIRECTORS,


                                       Frank A. Nicolai
                                       Secretary

April 11, 1997
Fairfax, Virginia

        SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE REMINDED TO DATE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED.

                                                                       EXHIBIT A

                   AMERICAN MANAGEMENT SYSTEMS, INCORPORATED
                        1996 AMENDED STOCK OPTION PLAN F
                         AS IN EFFECT ON MARCH 21, 1997

                 (as Amended February 21, 1997, such Amendment
                        Subject to Shareholder Approval)

I.  PURPOSES

        There are three purposes of 1996 Stock Option Plan F (the "Plan"). The first is to offer to those employees who contribute materially to the successful operation of AMERICAN MANAGEMENT SYSTEMS, INCORPORATED (the "Corporation") additional incentive and encouragement to remain in the employ of the Corporation by increasing their personal participation in the Corporation through stock ownership. The second purpose is to provide an alternative means of compensating key employees whose performances contribute significantly to the success of the Corporation. The third is to attract and retain directors who have not at any time been officers or employees of the Corporation ("Outside Directors") and to compensate such Outside Directors for service to the Corporation. The Plan provides a means whereby optionees may purchase shares of the $0.01 par value common stock of the Corporation (the "Common Stock") pursuant to options. The options may be either one of two types, (1) "incentive stock options" which will qualify as such under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or under any applicable successor statute, or (2) "nonqualified stock options," that is, options which are not intended to qualify as incentive stock options under
Section 422 of the Code.

II. ADMINISTRATION

        Except as otherwise provided in this Section 2, the Plan shall be implemented and administered by the Board of Directors of the Corporation (the "Board") or a Stock Option/Award Committee (the "Committee") appointed by the Board and composed of three or more directors of the Corporation.

        The Committee may be delegated the authority and discretion to adopt and revise such rules and regulations as it shall deem necessary for the administration of the Plan, and to determine, consistent with the provisions of the Plan, the employees to be granted options, whether such options shall be nonqualified stock options or incentive stock options, the times at which options shall be granted, the exercise price of the shares subject to each option (subject to paragraph D of Section 6), the number of shares subject to each option, the vesting schedule of options or whether the options shall be immediately vested, the times when options shall terminate, and whether the exercise price of options shall be paid in cash or stock. Acts of a majority of the members of the Committee at a meeting at which a quorum is present, or acts approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee. The Committee's actions, including any interpretation or construction of any provisions of the Plan or any option granted hereunder, shall be final, conclusive and binding unless otherwise determined by the Board at its next regularly scheduled meeting. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it.

        Notwithstanding any other provision of this Section or the Plan or any documentation governing incentive compensation plans pursuant to which officers may elect to receive options under this Plan, a committee composed of at least two Non-Employee Directors, within the meaning of Rule 16b-3(b)(3) of the Securities and Exchange Commission who also are "outside directors" within the meaning of Section 162(m) of the Code, shall have the authority (a) to make awards to directors of the Corporation who are not Outside Directors, to all persons who are "officers" of the Corporation as defined for purposes of Sections 16(a) and 16(b) of the Securities Exchange Act of 1934, as amended (the "Act"), and to "covered employees," within the meaning of Section 162(m) of the Code and (b) to perform all other functions of the Board or Committee with respect to outstanding awards to any of such directors, officers, and covered employees including without limitation amendments to this Plan or such outstanding awards which affect such persons. Further, notwithstanding any other provision of this Section or the Plan, all awards made to Outside Directors shall be automatic and nondiscretionary as set forth in the Plan.

III.  ELIGIBILITY; PARTICIPATION; SPECIAL LIMITATIONS

        All key employees (including officers and directors) of the Corporation, or any corporation in which the Corporation owns stock possessing more than 50 percent of the voting power ( a "Subsidiary"), who meet minimum salary and other requirements established by the Board, shall be eligible to receive options under the Plan. All Outside Directors also shall be eligible to receive options under the Plan. An employee who has been granted an option may be granted an additional option or options or rights under the Plan if the Committee or the Board shall so determine. The granting of an option under the Plan shall not affect any outstanding stock option previously granted to an employee under the Plan or any other plan of the Corporation.

        Nothing contained in the Plan, or in any option granted pursuant to the Plan, shall (i) confer upon any employee the right to continued employment, or shall interfere in any way with the right of the Corporation or a Subsidiary to terminate the employment of such employee at any time or (ii) confer upon any Outside Director the right to continued membership on the Board of Directors, or shall interfere in any way with the right of the Corporation to terminate the membership on the Board of Directors of such Outside Director.

        In no event, however, shall an incentive stock option be granted to any person who then owns (as that term is defined in Section 424 of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or of any of its Subsidiaries, unless the exercise price as determined under paragraph D of Section 6 hereof is equal to at least 110% of the fair market value of the stock subject to the incentive stock option as of the date of grant and unless the term during which such incentive stock option may be exercised does not exceed five years from the date of the grant thereof. Options will not be treated as incentive stock options to the extent that the aggregate fair market value (determined as of the date the option is granted) of the Common Stock with respect to which options are exercisable for the first time by an employee during any calendar year (under all incentive stock option plans of the Corporation and its Subsidiaries) exceeds $100,000.

IV.   BASIS OF GRANT

        Options shall be granted to employees either (a) on the basis of awards earned under the Corporation's incentive compensation programs for groups of key employees, as in effect from time to time, or (b) as the Board of Directors or the Committee may determine from time to time. If options are granted based on (a) hereof, then performance bonuses and options based thereon shall be earned based on the employee's success in meeting predetermined performance standards during one or more years (the "Performance Period"). Options shall be granted under (a) hereof, if at all, at the time that the Corporation determines in its judgment that the employee has met or will meet the employee's predetermined performance standards for the Performance Period.

        Each Outside Director automatically shall be granted non-qualified stock options to purchase 5,000 shares on the date of the Outside Director's first election or appointment to the Board, subject to vesting as provided in Paragraph B of Section 6 hereof. Each Outside Director automatically shall be granted non-qualified stock options to purchase an additional 5,000 shares (the "Additional Options") on the day after all stock options previously granted under this paragraph become 100% vested (other than vesting by reason of death or disability). All such subsequent grants of stock options shall vest, as to one-sixtieth, on the date of grant and shall thereafter be subject to vesting as provided in Paragraph B of Section 6 hereof.

V.   NUMBER OF  SHARES AND OPTIONS

        A. Shares of Stock Subject to the Plan. The number of shares authorized to be issued pursuant to options granted under the Plan is 3,800,000 shares, subject to adjustment in accordance with the provisions of paragraph G of Section 6 hereof. Shares subject to options granted under the Plan may be authorized and unissued shares or shares previously acquired or to be acquired by the Corporation and held in treasury. Any shares subject to an option which expires for any reason or is terminated unexercised as to such shares may again be subject to an option granted under the Plan.

        B. Maximum Number of Options. The number of shares which may be subject to options granted under the Plan in any single calendar year for awards earned for one-year Performance Periods shall not exceed 200,000 shares, subject to adjustment in accordance with paragraph G of Section 6 hereof.
There shall be no annual
limitation on options granted with respect to awards earned for Performance Periods of more than one year. Notwithstanding the foregoing, the maximum number of shares which may be subject to options granted under the Plan to any "covered employee" for purposes of Section 162(m) of the Code during the life of the Plan shall be 100,000 shares subject to adjustment in accordance with paragraph G of Section 6 hereof.

VI.  TERMS AND CONDITIONS OF OPTIONS

        A.  Option Agreement.   Each option granted pursuant to the Plan shall
be evidenced by an agreement ("Option Agreement") between the Corporation and the optionee receiving the option. Option Agreements (which need not be identical) shall state whether the option is an incentive stock option or a nonqualified stock option, shall designate the number of shares and the exercise price of the options to which they pertain, shall set forth the vesting schedule of the options or state that the options are vested immediately. The Option Agreements shall be in writing, dated as of the date the option is granted, and shall be executed on behalf of the Corporation by such officers as the Board or the Committee shall authorize. Option Agreements generally shall be in such form and contain such additional provisions as the Board or the Committee, as the case may be, shall prescribe, but in no event shall they contain provisions inconsistent with the provisions of the Plan.

        B.  Exercise of Options.   Options are exercisable only to the extent
they are vested. Options granted to employees shall vest either immediately or periodically pursuant to a schedule selected by the Board or the Committee at the same time the option is granted, except that the maximum vesting period for nonqualified stock options shall be five (5) years and the maximum vesting period for incentive stock options shall be seven (7) years. The Option Agreement shall either state that the options are fully vested upon grant and immediately exercisable in full or shall set forth the vesting schedule selected by the Board or the Committee.

        One-sixtieth of options granted to each Outside Director shall vest on the first date of election or appointment of each such Outside Director and an additional one-sixtieth shall vest on the last day of each month, so long as such Outside Director remains a member of the Board of Directors of the Corporation and, if such Outside Director resigns as an Outside Director after completion of ten (10) or more years of continuous service as an Outside Director, so long as such individual survives, until such option is vested in full. Upon termination of an Outside Director as a member of the Board of Directors by reason of death or disability, all options held by such Outside Director shall vest fully as of the date of termination.

        Optionees may exercise at any time or from time to time all of any portion of a vested option; provided, however, that options granted to any director or "officer" of the Corporation or "beneficial owner" of more than ten percent of any class of equity security of the Corporation, as defined for purposes of Sections 16(a) and 16(b) of the Act shall not be exercisable for a period of at least six months from the date of grant.

        C. Repurchase Amendment. Options granted to employees may be amended to advance the date on which the option shall vest. If an option is so amended, the amendment also may provide that the shares which would not have been vested under the vesting schedule set forth in the Option Agreement shall be subject to repurchase by the Corporation for a specified period of time at the original exercise price if the employment of the optionee is terminated for any reason prior to expiration of the repurchase period. The amendment shall be evidenced by a written agreement (the "Repurchase Amendment") between the Corporation and the optionee, shall be executed on behalf of the Corporation by such officers as the Board or the Committee shall authorize, and shall be in such form and contain such provisions as the Board or the Committee, as the case may be, shall prescribe.

        D.  Exercise Price.

             1. Incentive Stock Options. The price at which incentive stock options granted pursuant to the Plan may be exercised shall be determined by the Committee or the Board, which price shall be at least equal to the fair market value of the underlying Common Stock at the date at the options are granted. In the case of incentive stock options granted to a person who owns, immediately after the grant of such incentive stock option, stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or of any of its Subsidiaries (as more fully set forth in Section 3 hereof), the purchase price of the Common Stock covered by such incentive stock option shall not be less than 110% of the fair market value of such stock on the date of grant.

             2. Nonqualified Stock Options. The price at which all nonqualified stock options granted pursuant to the Plan may be exercised, except those options granted on the basis of awards earned for one-year Performance Periods under the Corporation's incentive compensation programs, shall be the fair market value of the Common Stock on the date of grant. The exercise price of nonqualified stock options granted on the basis of awards earned for one-year Performance Periods under the Corporation's incentive compensation programs may be other than the fair market value of the Common Stock on the date of grant only if the exercise price is determined by a formula which is based on the fair market value of the Common Stock, as of a date, or for a period, that is within three months of the date of grant and which is selected by the Board of Directors or Committee, in its sole discretion, and determined by the Board of Directors or Committee, in its sole discretion, to be in the best interests of the Corporation and consistent with the intent of the incentive compensation program. The exercise price as determined under any such formula may be below fair market value of the Common Stock on the date of grant. Notwithstanding the foregoing, the exercise price of any option granted to a "covered employee" for purposes of Section 162(m) of the Code shall be the fair market value of the Common Stock on the date of grant.

             3. Fair Market Value. For purposes of the Plan the term "fair market value" shall be defined as the closing bid price of the Common Stock quoted over the National Association of Securities Dealers Automated Quotation System ("NASDAQ") in the national market on the date of grant of the option or if there is no trade on such date, the closing bid price on the last preceding date upon which such Common Stock was traded. In the event that the Common Stock is not traded over NASDAQ, the term fair market value shall be defined as the closing bid price of the Common Stock published in the National Daily Stock Quotation Summary on the date of grant of the option, of if there are no quotations published on such date, on the most recent date upon which such Common Stock was quoted. In the event that the Common Stock is listed upon an established stock exchange or exchanges, such fair market value shall be deemed to be the highest closing price of the Common Stock on such stock exchange or exchanges on the date the option is granted, or if no sale of the Common Stock shall have been made on any exchange on that date, then the next preceding day on which there was a sale of such stock.

             4.  Payment.  Payment of the exercise price may be (i) in cash,
(ii) by delivery to the Corporation of (x) irrevocable instructions to deliver to a broker the stock certificates representing the shares for which the option is being exercised, and (y) irrevocable instructions to the broker to sell such shares and promptly deliver to the Corporation the portion of the proceeds equal to the exercise price, or in the sole discretion of the Board or Committee, (iii) by exchange of Common Stock of the Corporation, or, (iv) partly in cash and partly by exchange of such Common Stock, provided that for purposes of (iii) and (iv) the value of such Common Stock shall be the fair market value on the date of exercise, and further provided that such Common Stock shall have been held by the optionee for a period of at least six (6) months prior to the date of exercise.

             The Board or the Committee may permit deferred payment of all or any part of the purchase price of the shares purchased pursuant to the Plan, provided the par value of the shares must be paid in cash.

        E. Suspension or Termination of Options. Subject to earlier termination as provided below, (i) all nonqualified stock options shall expire, and all rights granted under nonqualified stock Option Agreements shall become null and void on the date specified in the Option Agreement, which date shall be no later than five (5) years after the nonqualified stock options are granted and
(ii) all incentive stock options shall expire, and all rights granted under incentive stock Option Agreements shall become null and void on the date specified in the Option Agreement, which date shall be no later than eight (8) years after the date the incentive stock options are granted.

        Upon termination of an employee's employment with the Corporation or a Subsidiary for any reason, or upon termination of an Outside Director as a member of the Board of Directors for any reason other than resignation as an Outside Director following completion of ten (10) or more years of continuous service as an Outside Director, death or disability, all options held by such employee or Outside Director which are not exercisable on the date of such termination shall expire. To the extent nonqualified stock options are exercisable on such date, shares subject to nonqualified stock options held by an employee may be purchased during the "exercise period," after which the nonqualified stock options shall expire and all rights granted under the Option Agreement shall become null and void. The "exercise period" for shares subject to nonqualified stock options held by an employee, his heirs, legatees or legal representatives, as the case may be, ends on the earlier of (i) the date on which the nonqualified stock option expires by its terms, or (ii) (A) except in the case of death, disability, or resignation as an employee following completion of ten (10) or more years of continuous service as an employee, thirty (30) days after the date of the employee's termination of employment, or (B) in the case of death, disability, or resignation as an employee following completion of ten (10) or more year of continuous service, one (1) year after the date of the employee's termination of employment. Upon termination of an Outside Director as a member of the Board of Directors for the reason of resignation as an Outside Director following completion of at least ten (10) years of continuous service as an Outside Director, death or disability, the "exercise period" for shares subject to nonqualified stock options held by the Outside Director, his heirs, legatees, or legal representatives, as the case may be, ends on the earlier of
(i) the date on which the nonqualified stock option expires by its terms, or
(ii) the date one (1) year after the date of termination of the Outside Director's service as a member of the Board of Directors. In any event, no nonqualified stock option may be exercised after the date on which the nonqualified stock option expires by its terms.

        To the extent incentive stock options are exercisable on the date of termination, shares subject to incentive stock options may be purchased by the employee, his heirs, legatees or legal representatives, as the case may be, on the earlier of (i) the date on which the incentive stock option expires by its terms or (ii) (A) except in the case of death or disability, within thirty (30) days, or (B) in the case of death or disability, within one (1) year after the date of termination of employment, after which the incentive stock options shall expire and all rights under the Option Agreements shall become null and void In any event, no incentive stock option may be exercised after the date on which the incentive stock option expires by its terms.

        If the Director of Human Resources of the Corporation or his or her designee reasonably believes an optionee other than an Outside Director has committed an act of misconduct as described in this paragraph, the Director of Human Resources may suspend the optionee's rights to exercise any option pending a determination by the Board of Directors. If the Board of Directors determines an optionee other than an Outside Director has committed an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Corporation, breach of fiduciary duty or deliberate disregard of Corporation rules resulting in loss, damage or injury to the Corporation, or if an optionee makes an unauthorized disclosure of any trade secret or confidential information, engages in any conduct constituting unfair competition, induces any customer to breach a contract with an optionee or induces any principal for whom the Corporation acts as agent to terminate such agency relationship, neither the optionee nor his or her estate shall be entitled to exercise any option whatsoever. In making such determination, the Board of Directors shall act fairly and shall give the optionee an opportunity to appear and present evidence on his or her behalf at a hearing before a committee of the Board of Directors. For any optionee who is an "officer" for purposes of Section 16 of the Act, the determination shall be made by the Committee.

        F. Non-Transferability of Options. Options pursuant to the Plan are not transferable by the optionee otherwise than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined by the Code, Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder. Except as permitted by the preceding sentence, no option nor any right granted under an Option Agreement shall be transferred, assigned, pledged, hypothecated or disposed of in any other way (whether by operation of law or otherwise), or be subject to execution, attachment or similar process, and each option shall be exercisable during the optionee's lifetime only by the optionee. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of such options or of such other rights contrary to the provisions hereof, or to subject such options or such other rights to execution, attachment or similar process, such options and such other rights shall immediately terminate and become null and void.

        G. Adjustment Provisions. Except as otherwise provided in this paragraph G, in the event of changes in the Common Stock by reason of any stock split, combination of shares, stock dividend, reclassification, merger, consolidation, reorganization, recapitalization or similar adjustment, or by reason of the dissolution or liquidation of the Corporation, appropriate adjustments may be made in (i) the aggregate number of or class of shares available under the Plan, and (ii) the number, class and exercise price of shares remaining subject to all outstanding options. Whether any adjustment or modification is to be made as a result of the occurrence of any of the events specified in this section, and the extent thereof, shall be determined by the Board, whose determination shall be binding and conclusive. Notwithstanding the previous sentence, in the event of a stock split, stock dividend or other event that is functionally equivalent to a stock split or stock dividend, (i) the number of shares subject to then-outstanding options will be adjusted so that upon exercise of the option, the holder of each option will be entitled to receive the number of shares or other securities which the holder would have been entitled to receive after the event had the option been exercised immediately before the earlier of the date of the consummation of the event or the record date of the event (the "event date"), (ii) the price of each share subject to then-outstanding options will be adjusted proportionately so that the aggregate purchase price for all then-outstanding options will be the same immediately after the event date as before the event date, (iii) an appropriate and proportionate adjustment will be made as of the event date in the maximum number of shares that may be issued pursuant to options granted under the Plan, (iv) any adjustment with respect to then-outstanding incentive stock options will be made in a transaction that does not constitute a modification under Section 424(h)(3) of the Code, and (v) any option to purchase fractional shares resulting from an adjustment will be eliminated. Existence of the Plan or of Option Agreements pursuant to the Plan shall in no way impair the right of the Corporation or its stockholders to make or effect any adjustments, recapitalizations, reorganizations or other changes in the Corporation's capital structure or its business, or any merger, consolidation, dissolution or liquidation of the Corporation, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock of the Corporation, or any grant of options on its stock not pursuant to the Plan.

VII.  RIGHTS AS A SHAREHOLDER

        Optionees shall not have any of the rights and privileges of shareholders of the Corporation in respect of any of the shares subject to any option granted pursuant to the Plan unless and until a certificate, if any, representing such shares shall have been issued and delivered.

VIII.  WITHHOLDING

        To the extent required by applicable federal, state, local or foreign law, an optionee shall make arrangements satisfactory to the Corporation for the satisfaction of any withholding tax obligations that arise by reason of an option exercise or the disposition of shares acquired upon exercise of an incentive stock option. The Corporation shall not be required to issue shares until such obligations are satisfied. The Committee may permit these obligations to be satisfied by having the Corporation withhold a portion of the shares of Common Stock that otherwise would be issued upon exercise of the option, or to the extent permitted, by permitting the optionee to tender shares owned by the optionee.

IX.  RECEIPT OF PROSPECTUS

        Upon the execution of an Option Agreement, each optionee receiving options pursuant to the Plan shall be given a Prospectus, as filed by the Corporation under the Securities Act of 1933, including any exhibits thereto, describing the Plan. Each Option Agreement shall contain an acknowledgment by the optionee that the requirements of this section have been met.

X.  SUCCESSORS

        The provisions of the Plan shall be binding upon, and inure to the benefit of, all successors of any optionee, including, without limitation, his estate and the executors, administrators or trustees thereof, his heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such optionee.

XI.  TERMINATION AND AMENDMENT OF THE PLAN

        Subject to obtaining shareholder approval of this Amended Stock Option Plan F at the annual meeting of the shareholders on May 9, 1997, the Plan shall remain in effect until January 1, 2006, unless sooner terminated as hereinafter provided. The Board shall have complete power and authority at any time to terminate the Plan or to make such modification or amendment thereof as it deems advisable and may from time to time suspend, discontinue or abandon the Plan, provided that no such action by the Board shall adversely affect any right or obligation with respect to any grant theretofore made, and, further provided that without approval by vote of the shareholders, the Board shall not adopt any amendment that would (i) materially modify the requirements as to the exercise price of stock options, (ii) increase the number of shares which may be issued under the Plan (except as provided in paragraph G of Section 6 hereof), (iii) materially modify the requirements as to eligibility for participation in the Plan, or (iv) materially modify the terms of the Plan as to "covered employees" within the meaning of Section 162(m) of the Code.

XII.  INDEMNIFICATION OF COMMITTEE

        In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Corporation against the reasonable expenses, including attorneys' fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, Option Agreements or any option granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by legal counsel selected by the Corporation) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member is liable for negligence or misconduct in the performance of his duties; provided that within sixty (60) days after institution of any such action, suit or proceeding a Committee member shall in writing offer the Corporation the opportunity, at its own expense, to defend the same.

XIII.  MERGER OF THE CORPORATION

        Unless the options issued pursuant to this Plan are assumed in a transaction to which Section 424(a) of the Code applies, if the Corporation shall (i) merge or consolidate with another corporation under circumstances where the Corporation is not the surviving corporation, (ii) sell all, or substantially all of its assets, or (iii) liquidate or dissolve, then each option shall terminate on the date and immediately prior to the time such merger, consolidation, sale, liquidation or dissolution becomes effective or is consummated, provided that the holder of the option shall have the right immediately prior to the effectiveness or consummation of such merger, consolidation, sale, liquidation or dissolution, to exercise any or all of the vested portion of the option, unless such option has otherwise expired or been terminated pursuant to its terms or the terms hereof. In the event of such merger, consolidation, sale, liquidation or dissolution, any portion of an outstanding option which would have vested within one year after the date on which such merger, consolidation, sale, liquidation or dissolution becomes effective or is consummated shall vest immediately prior to the effectiveness or consummation of such merger, consolidation, sale, liquidation or dissolution and shall be part of the vested portion of the option which the holder of the option may exercise.

XIV.  APPROVAL OF PLAN; EFFECTIVE DATE

        The plan was adopted by the Board of Directors on April 3, 1996, and was approved by the shareholders on May 10, 1996. The Plan was amended by the Board of Directors on February 21, 1997, subject to shareholder approval of the amendments at the annual meeting of shareholders on May 9, 1997.

                                                                      APPENDIX 1


                   AMERICAN MANAGEMENT SYSTEMS, INCORPORATED

                             1996 FINANCIAL REPORT




                                    CONTENTS
--------------------------------------------------------------------------------

Business of AMS                                                                   1

Financial Statements and Notes                                                    3

Report of Independent Accountants                                                19

Management's Discussion and Analysis of Financial
 Condition and Results of Operations                                             20

Assumptions Underlying Certain Forward-Looking
 Statements and Factors That May Affect Future Results                           25

Five-Year Financial Summary                                                      26

Five-Year Revenues by Target Market                                              27

Selected Quarterly Financial Data and Information
 on AMS Stock                                                                    28

Other Information                                                                29

BUSINESS OF AMS

     OVERVIEW

     With 1996 revenues of $812 million, the business of American Management Systems, Incorporated and its wholly-owned subsidiaries ("AMS" or the "Company") is to partner with clients to achieve breakthrough performance through the intelligent use of information technology. AMS provides a full range of consulting services from strategic business analysis to the full implementation of solutions that provide genuine results, on time and within budget. AMS measures success based on the results and business benefits achieved by its clients.

     AMS is a trusted business partner for many of the largest and most respected organizations in the markets in which it specializes. Each year, approximately 85-90% of the Company's business comes from clients it worked with in previous years.

     Organizations in AMS's target markets -- telecommunications firms; financial services institutions; state and local governments and education organizations; federal government agencies; and other corporate clients -- have a crucial need to exploit the potential benefits of information and systems integration technology. The Company helps clients fulfill this need by continuing to build a professional staff which is composed of experts in the necessary technical and functional disciplines; managers who can lead large, complex systems integration projects; and business and computer analysts who can devise creative solutions to complex problems.

     Another significant component of AMS's business is the development of proprietary software products, either with its own funds or on a cost-shared basis with other organizations. These products are principally licensed as elements of custom tailored systems and, to a lesser extent, as stand-alone applications. The Company expensed $26.0 million in 1996, $19.4 million in 1995, and $20.4 million in 1994 for research and development associated with proprietary software. As a percentage of services and products (S&P) revenues, license and maintenance fee revenues were less than 15% during each of the last three years.

     In order to serve clients outside of the United States, AMS has expanded internationally by establishing thirteen subsidiaries or branches. Exhibit 21 of this Form 10-K provides a complete listing of all AMS subsidiaries (and branches), showing name, year organized (acquired), and place of incorporation. Services and products revenues attributable to non-US operations of AMS were approximately $267.8 million in 1996, $170.0 million in 1995, and $92.1 million in 1994. Additional information on revenues, operating profits, and assets attributable to AMS's geographic areas of operation is provided in Note 10 of the consolidated financial statements appearing elsewhere in this financial report.

     Founded in 1970, AMS services clients worldwide. AMS's approximately 6,800 full-time employees serve clients from corporate headquarters in Fairfax, Virginia and from 53 offices worldwide.

     TELECOMMUNICATIONS FIRMS

     AMS markets systems consulting and integration services for order processing, customer care, billing, accounts receivable, and collections, both for local exchange and interexchange carriers and for cellular telephone companies. Most of the Company's work involves developing and implementing customized capabilities using AMS's application software products as a foundation.

     FINANCIAL SERVICES INSTITUTIONS

     AMS provides information technology consulting and systems integration services to money center banks, major regional banks, insurance companies, and other large financial services firms. The Company specializes in corporate and international banking, consumer credit management, global custody and securities control systems, and bank management information systems.

     STATE AND LOCAL GOVERNMENTS AND EDUCATION

     AMS markets systems consulting and integration services, and application software products, to state, county, and municipal governments for financial management, revenue management, human resources, social services, and public safety functions. The Company also markets services and application software products to universities and colleges.

     FEDERAL GOVERNMENT AGENCIES

     The Company's clients include civilian and defense agencies and aerospace companies. Assignments require knowledge of agency programs and management practices as well as expertise in computer systems integration. AMS's work for defense agencies often involves specialized expertise in engineering and logistics.

     OTHER CORPORATE CLIENTS

     The Company also solves information systems problems for the largest firms in other industries, including health care organizations and firms in the gas and electric utilities industry. AMS has systems integration and operations contracts with several large organizations and intends to pursue more of these contracts. AMS provides technical training and technical consulting services in software technology for large scale business systems.

FINANCIAL STATEMENTS AND NOTES

American Management Systems, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

Year Ended December 31
(In millions except per share data)                                               1996            1995              1994
-----------------------------------------------------------------------------------------------------------------------------

REVENUES
       Services and Products                                                     $732.6          $561.5            $408.8
       Reimbursed Expenses                                                         79.6            70.9              51.1
                                                                                 ------          ------            ------
                                                                                  812.2           632.4             459.9

EXPENSES
       Client Project Expenses                                                    525.9           348.6             246.9
       Other Operating Expenses                                                   210.4           192.3             140.1
       Corporate Expenses                                                          48.3            40.8              32.6
                                                                                 ------          ------            ------
                                                                                  784.6           581.7             419.6

INCOME FROM OPERATIONS                                                             27.6            50.7              40.3

OTHER (INCOME) EXPENSE
       Interest Expense                                                             3.2             2.3               1.4
       Other Income                                                                (1.8)           (1.4)             (0.6)
                                                                                 ------          ------            ------
                                                                                    1.4             0.9               0.8

INCOME BEFORE INCOME TAXES                                                         26.2            49.8              39.5

INCOME TAXES                                                                       10.7            20.6              16.1

NET INCOME                                                                         15.5            29.2              23.4

DIVIDENDS AND ACCRETION ON SERIES B
 PREFERRED STOCK                                                                   -               -                  0.3
                                                                                 ------          ------            ------
NET INCOME TO COMMON STOCKHOLDERS                                                $ 15.5          $ 29.2            $ 23.1
                                                                                 ======          ======            ======
WEIGHTED AVERAGE SHARES AND EQUIVALENTS                                            41.9            40.7              38.7
                                                                                 ======          ======            ======
NET INCOME PER COMMON SHARE                                                      $ 0.37          $ 0.72            $ 0.60
                                                                                 ======          ======            ======




----------------
See Accompanying Notes to Consolidated Financial Statements.

American Management Systems, Inc.

CONSOLIDATED BALANCE SHEETS


December 31 (In millions except per share data)                                                1996                1995
---------------------------------------------------------------------------------------------------------------------------
ASSETS
---------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
       Cash and Cash Equivalents                                                               $ 62.8              $ 35.8
       Accounts and Notes Receivable                                                            247.7               206.1
       Prepaid Expenses and Other Current Assets                                                 13.3                 8.9
                                                                                               ------              ------
                                                                                                323.8               250.8

FIXED ASSETS
       Equipment                                                                                 62.0                47.4
       Furniture and Fixtures                                                                    18.4                14.2
       Leasehold Improvements                                                                    10.7                11.4
                                                                                               ------              ------
                                                                                                 91.1                73.0
       Accumulated Depreciation and Amortization                                                (43.1)              (35.9)
                                                                                               ------              ------
                                                                                                 48.0                37.1

OTHER ASSETS
       Purchased and Developed Computer Software (Net of
        Accumulated Amortization of $50,500,000 and
        $47,700,000)                                                                             40.2                33.0
       Intangibles (Net of Accumulated Amortization of
        $2,600,000 and $2,100,000)                                                                6.3                 6.8
       Other Assets (Net of Accumulated Amortization of
       $15,700,000 and $4,900,000)                                                                5.9                 9.8
                                                                                               ------              ------
                                                                                                 52.4                49.6
                                                                                               ------              ------

TOTAL ASSETS                                                                                   $424.2              $337.5
                                                                                               ======              ======


----------------
See Accompanying Notes to Consolidated Financial Statements.

American Management Systems, Inc.

CONSOLIDATED BALANCE SHEETS

December 31 (In millions except per share data)                                                 1996                1995
----------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
---------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
       Notes Payable and Capitalized Lease Obligations                                        $  53.5             $  23.1
       Accounts Payable                                                                          19.6                 8.6
       Accrued Incentive Compensation                                                            36.1                28.3
       Other Accrued Compensation and Related Items                                              32.3                25.3
       Deferred Revenues                                                                         20.6                26.3
       Other Accrued Liabilities                                                                  2.7                 2.3
       Provision for Contract Losses                                                             18.5                 -
       Income Taxes Payable                                                                       7.8                 2.3
                                                                                              -------             -------
                                                                                                191.1               116.2
       Deferred Income Taxes                                                                      7.7                19.0
                                                                                              -------             -------
                                                                                                198.8               135.2

NONCURRENT LIABILITIES
       Notes Payable and Capitalized Lease Obligations                                           13.7                20.4
       Other Accrued Liabilities                                                                  1.4                 0.7
       Deferred Income Taxes                                                                      7.2                 5.7
                                                                                              -------             -------
                                                                                                 22.3                26.8
                                                                                              -------             -------

TOTAL LIABILITIES                                                                               221.1               162.0

STOCKHOLDERS' EQUITY
       Preferred Stock ($0.10 Par Value; 4,000,000 Shares
        Authorized, None Issued or Outstanding)
       Common Stock ($0.01 Par Value; 100,000,000 Shares
        Authorized, 49,598,673 and 48,867,891 Issued and
        40,939,209 and 40,040,454 Outstanding)                                                    0.5                 0.5
       Capital in Excess of Par Value                                                            75.0                65.4
       Retained Earnings                                                                        157.3               141.8
       Currency Translation Adjustment                                                           (1.1)               (0.7)
       Common Stock in Treasury, at Cost (8,659,464 and
         8,827,437 Shares)                                                                      (28.6)              (31.5)
                                                                                              -------             -------
                                                                                                203.1               175.5
                                                                                              -------             -------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                    $ 424.2             $ 337.5
                                                                                              =======             =======






----------------
See Accompanying Notes to Consolidated Financial Statements.

American Management Systems, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year Ended December 31 (In millions)                                                    1996           1995         1994
---------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                                                             $  15.5       $  29.2       $ 23.4
Adjustments to Reconcile Net Income to Net Cash
 Provided by Operating Activities:
     Depreciation and Amortization                                                        39.3          30.2         20.7
     Deferred Income Taxes                                                                (9.8)          6.0          5.2
     Provision for Doubtful Accounts                                                      15.2           1.6          1.5
     Provision for Contract Losses                                                        18.5            -            -
     Changes in Assets and Liabilities:
         Increase in Trade Receivables                                                   (56.8)        (66.5)       (41.0)
         (Increase) Decrease in Prepaid Expenses and Other
          Current Assets                                                                  (4.3)         (2.3)         1.9
         Increase in Other Assets                                                         (7.3)         (9.1)        (1.9)
         Increase in Accrued Incentive Compensation                                       11.2          14.1          5.2
         Increase in Accounts Payable and Other Accrued
          Compensation and Liabilities                                                    19.0           8.7          5.7
         (Decrease) Increase in Deferred Revenues                                         (5.7)          0.6         11.0
         Increase in Income Taxes Payable                                                  5.5           0.5          1.6
                                                                                       -------       -------       ------
     Net Cash Provided by Operating Activities                                            40.3          13.0         33.3
                                                                                       -------       -------       ------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchase of Fixed Assets                                                            (27.5)        (22.5)       (17.0)
     Purchase of Computer Software                                                        (5.6)         (2.3)        (1.5)
     Investment in Software Products                                                     (13.8)        (13.7)        (9.9)
     Other Investments and Intangibles                                                     0.5           0.4         (0.1)
     Proceeds from Sale of Fixed Assets and Computer Software                              0.7           0.5          0.2
                                                                                       -------       -------       ------
     Net Cash Used in Investing Activities                                               (45.7)        (37.6)       (28.3)
                                                                                       -------       -------       ------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Borrowings                                                                           30.4          26.5         12.8
     Payments on Borrowings                                                               (6.7)         (5.4)        (4.5)
     Proceeds and Related Tax Benefits from Common Stock
       Options Exercised                                                                   9.5           5.3          5.5
     Payments to Acquire Treasury Stock                                                   (0.5)         (0.8)          -
     Dividends Paid on Preferred Stock                                                      -             -          (0.3)
                                                                                       -------       -------       ------
     Net Cash Provided by Financing Activities                                            32.7          25.6         13.5
                                                                                       -------       -------       ------
     (Decrease) Increase in Currency Translation Adjustment                               (0.3)          0.6          0.1
                                                                                       -------       -------       ------
NET INCREASE IN CASH AND CASH EQUIVALENTS                                                 27.0           1.6         18.6

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                            35.8          34.2         15.6
                                                                                       -------       -------       ------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                               $  62.8       $  35.8       $ 34.2
                                                                                       =======       =======       ======

NON-CASH OPERATING AND FINANCING ACTIVITIES:
     Treasury Stock Utilized to Satisfy Accrued
       Incentive Compensation Liability                                                $   3.4       $   2.9       $  0.6
     Conversion of Preferred Stock to Common Stock                                          -             -           8.5

----------------
See Accompanying Notes to Consolidated Financial Statements.

American Management Systems, Inc.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (In millions)


                                             Common
                                              Stock    Capital in       Currency                                   Total
                                          (Par Value   Excess of       Translation   Retained      Treasury     Stockholders'
                                             $0.01)    Par Value       Adjustment    Earnings        Stock         Equity
-------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1993                    $0.5       $44.7            $(1.5)       $ 89.5        $(34.2)      $ 99.0

   Common Stock Options Exercised              -           5.4                                                       5.4
   Preferred Stock Converted                   -           8.5                                                       8.5
   Tax Benefit Related to Exercise of
    Common Stock Options                                   1.6                                                       1.6
   Currency Translation Adjustment                                          0.1                                      0.1
   Common Stock Repurchased                                                                             -              -
   Restricted Stock Awarded                                                                             0.6          0.6
   1994 Net Income                                                                       23.4                       23.4
   Dividends and Accretion on Series B
    Preferred Stock                                                                      (0.3)                      (0.3)
                                               ---       -----            -----        ------        ------       ------
Balance, December 31, 1994                     0.5        60.2             (1.4)        112.6         (33.6)       138.3

   Common Stock Options Exercised              -           3.3                                                       3.3
   Tax Benefit Related to Exercise of
    Common Stock Options                                   1.9                                                       1.9
   Currency Translation Adjustment                                          0.7                                      0.7
   Common Stock Repurchased                                                                            (0.8)        (0.8)
   Restricted Stock Awarded                                                                             2.9          2.9
   1995 Net Income                                                                       29.2                       29.2
                                               ---       -----            -----        ------        ------       ------
Balance, December 31, 1995                     0.5        65.4             (0.7)        141.8         (31.5)       175.5

   Common Stock Options Exercised              -           5.1                                                       5.1
   Tax Benefit Related to Exercise of
    Common Stock Options                                   4.5                                                       4.5
   Currency Translation Adjustment                                         (0.4)                                    (0.4)
   Common Stock Repurchased                                                                            (0.5)        (0.5)
   Restricted Stock Awarded                                                                             3.4          3.4
   1996 Net Income                                                                       15.5                       15.5

                                              ----       -----            -----        ------        ------       ------
Balance at December 31, 1996                  $0.5       $75.0            $(1.1)       $157.3        $(28.6)      $203.1
                                              ====       =====            =====        ======        ======       ======





----------------
See Accompanying Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

     The business of American Management Systems, Incorporated and its wholly-owned subsidiaries ("AMS" or the "Company") is to partner with clients to achieve breakthrough performance through the intelligent use of information technology. AMS provides a full range of consulting services from strategic business analysis to the full implementation of systems solutions. The Company's primary target markets include telecommunications firms, financial services institutions, state and local governments and education, federal government agencies and other corporate clients. AMS services clients worldwide through its offices in North America and Europe.

A.   Revenue Recognition

     Revenues on fixed-price contracts are recorded using the percentage of completion method based on the relationship of costs incurred to the estimated total costs of the project. Revenues on cost reimbursable contracts and time and material contracts are recorded as labor and other expenses are incurred.

     Revenues from licenses of "off-the-shelf" software products, where the Company has insignificant remaining obligations, are recorded at the time of delivery, less a proportionate amount deferred to cover the costs required to complete the performance of the contract which is later recognized on a percentage of completion basis. In contracts where the Company has significant obligations to customize the software, all revenues are recognized on a percentage of completion basis. Revenues from software maintenance contracts are recognized ratably over the maintenance period.

     On benefits-funded contracts (contracts whereby the amounts due the Company are earned based on actual benefits derived by the client), the Company defers recognition of revenues until that point at which management can predict, with reasonable certainty, that the benefit stream will generate amounts sufficient to fund the contract. From that point forward revenues are recognized on a percentage of completion basis.

     When adjustments in contract value or estimated costs are determined, any changes from prior estimates are reflected in earnings in the current period. Any anticipated losses on contracts in progress are charged to earnings when identified. The costs associated with cost-plus government contracts are subject to audit by the U.S. Government. In the opinion of management, no significant adjustments or disallowances of costs are anticipated beyond those provided for in the financial statements.

B.   Software Development Costs

     The Company develops proprietary software products using its own funds, or on a cost-shared basis with other organizations, and records such activities as research and development. These software products are then licensed to customers, either as stand-alone applications, or as elements of custom-built systems.

     The Company accounts for software development costs in accordance with Statement of Financial Accounting Standards No. 86 -- "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed". For projects fully funded by the Company, significant development costs incurred beyond the point of demonstrated technological feasibility are capitalized and, after the product is available for general release to customers, such costs are amortized on a straight-line basis over a three-year period or other such shorter period as might be required. The Company recorded $9.3 million of amortization in 1996, $9.5 million of amortization in 1995, and $8.4 million of amortization in 1994. Unamortized costs were $32.7 million and $28.2 million at December 31, 1996 and 1995, respectively. The Company evaluates the net realizable value of capitalized software using the estimated, undiscounted, net-cash flows of the underlying products.

     Including the above mentioned amortization expense, the Company expensed $26.0 million in 1996, $19.4 million in 1995, and $20.4 million in 1994 for research and development.

     Purchased software licenses will continue to be accounted for as set forth in Note 1.C.

C.   Fixed Assets, Purchased Computer Software Licenses and Intangibles

     Fixed assets and purchased computer software licenses are recorded at cost. Furniture, fixtures, and equipment are depreciated over estimated useful lives ranging from 3 to 10 years. Leasehold improvements are amortized ratably over the lesser of the applicable lease term or the useful life of the improvement. For financial statement purposes, depreciation is computed using the straight-line method. Purchased software licenses are amortized over two to five years using the straight-line method. Intangibles are generally amortized over 5 to 15 years.

D.   Income Taxes

     Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates for the year in which the differences are expected to reverse.

     Deferred income taxes are provided for timing differences in recognizing certain income, expense, and credit items for financial reporting purposes and tax reporting purposes. Such deferred income taxes primarily relate to the methods of accounting for revenue, capitalized software development costs, restricted stock, and the timing of deductibility of certain reserves and accruals for income tax purposes. A valuation allowance is recorded if it is "more likely than not" that some portion or all of a deferred tax asset will not be realized.

E.   Net Income per Common Share

     Net income per common share has been computed using the treasury stock method based on the weighted average number of common shares and equivalent common shares outstanding.

F.   Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The carrying amount approximates fair value because of the short maturity of these instruments.

G.   Currency Translation

     For operations outside the United States that prepare financial statements in currencies other than the U.S. dollar, the Company translates income statement amounts at the average monthly exchange rates throughout the year. The Company translates assets and liabilities at year-end exchange rates. The resulting translation adjustments are shown as a separate component of Stockholders' Equity.

H.   Principles of Consolidation

     The consolidated financial statements include the accounts of American Management Systems, Incorporated and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated.

I.   Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Future actual results could be different due to these estimates. Significant estimates inherent in the preparation of the accompanying consolidated financial statements include: management's forecasts of contract costs and progress towards completion which are used to determine revenue recognition under the percentage-of-completion method, management's estimates of allowances for doubtful accounts, and management's estimates of the net realizable value of purchased and developed computer software and intangible assets.


NOTE 2 -- SIGNIFICANT CUSTOMERS

     Total revenues from the U.S. Government, comprising 90 clients in 1996, 72 clients in 1995, and 69 clients in 1994, were approximately $113.0 million in 1996, $97.1 million in 1995, and $88.5 million in 1994. No other customer accounted for 10% or more of total revenues in 1996, 1995, or 1994.


NOTE 3 -- ACCOUNTS AND NOTES RECEIVABLE

December 31 (In millions)                                                           1996           1995
-------------------------------------------------------------------------------------------------------

Trade Accounts Receivable
     Amounts Billed                                                               $205.7         $153.6
     Amounts Not Billed                                                             48.2           50.3
     Contract Retention                                                             11.7            5.7
                                                                                  ------         ------
     Total                                                                         265.6          209.6

Other Receivables                                                                    1.0            1.4
Allowance for Doubtful Accounts                                                    (18.9)          (4.9)
                                                                                  ------         ------
     Total                                                                        $247.7         $206.1
                                                                                  ======         ======


     The Company enters into large, long-term contracts and, as a result, periodically maintains individually significant receivable balances with certain major clients. At December 31, 1996, the five largest individual receivable balances totaled approximately $73 million. No other receivable exceeded $6 million. The Company expects to receive all funds due from these clients.

     Credit risk with respect to the Company's receivables is low due to the credit worthiness of it's clients and the diversification of it's client base across different industries and geographies. In addition, the Company is further diversified in that it enters into a range of different types of contracts, such as fixed price, cost plus, time and material, and benefits funded contracts. The Company may also, from time to time, work as a subcontractor on particular contracts. The Company performs ongoing evaluations of contract performance as well as an evaluation of the client's financial condition.

     Approximately 12% of the December 31, 1996 total accounts receivable balance relates to work performed by the Company under subcontractor agreements between the Company and a prime contractor in the child support enforcement business. These amounts span four different contracts which the prime contractor has with state/local government clients in three states. Accounts receivable on one of these contracts represents 7% of the Company's total accounts receivable balance. However, because of the large balance on this contract and the Company's inability to obtain payment from the prime contractor in advance of the prime contractor's receipt of funding from it's client there is more than the usual risk associated with this contract. The Company expects to receive all funds due under these contracts and has received some payments in recent months. Additionally, 1.5% of the Company's total accounts receivable balance relates to a contract with a foreign government which has been experiencing cash flow difficulties.


NOTE 4 -- NOTES PAYABLE AND CAPITALIZED LEASE OBLIGATIONS

     On December 24, 1996, the Company entered into a syndicated $100 million Multi-Currency Revolving Credit ($80 million) and Term Loan ($20 million) Agreement (the "Agreement") with Wachovia Bank, NationsBank and Commerzbank. This Agreement replaced the two revolving credit agreements (the NationsBank Agreement and the Wachovia Agreement), totaling $70 million, that the Company had immediately preceding the execution of the new credit facility, although outstanding borrowings under the NationsBank Agreement continued in force until they matured in January 1997.

     At December 31, 1996, the Company had $46.8 million outstanding under revolving credit facilities, approximately $21.3 million of which was outstanding under the NationsBank Agreement. Additionally, on January 6, 1997, the Term Loan of $20 million was funded (this $20 million is not included, either in cash or in Notes Payable, in the December 31, 1996 Balance Sheet). The Term Loan bears an interest rate of 6.938%, with monthly interest payments on the unpaid principal balance and quarterly principal payments commencing in April 1999.

     The Company and any of its existing subsidiaries can borrow funds under the Revolving Credit facility in the borrower's local currency subject to certain minimum amounts per borrowing. Interest on such borrowings will range from LIBOR plus 15 basis points to LIBOR plus 30 basis points depending on the ratio of total debt to earnings before interest, taxes, depreciation, and amortization. The Company must also pay a facility fee ranging from 7.5 basis points to 15 basis points of the total facility, based on the same performance measure. Based on such measures at December 31, 1996, interest payments will be based on LIBOR plus 15 basis points and the facility fee will be 7.5 basis points. Additionally, the maximum amount which may be borrowed under the revolving credit portion of the Agreement will be lowered by any letters of credit which are outstanding at any time. At December 31, 1996, outstanding letters of credit totaled $1 million, which expired on January 31, 1997.

     The Agreement contains certain covenants with which the Company must comply. These include: (i) maintaining a total debt to total capitalization ratio of not greater than 0.5 to 1.0, (ii) maintaining a fixed charge coverage ratio of not less than 2.5 to 1.0, (iii) restrictions on using net worth to acquire other companies or transferring assets to a subsidiary, and (iv) restrictions on declaring or paying cash dividends. At December 31, 1996, the Company was in compliance with all covenants under the Agreement.

     The aggregate weighted average borrowings under all revolving credit agreements was approximately $29.2 million in 1996, and $15.6 million in 1995, at daily weighted average interest rates of approximately 5.2% in 1996 and 5.9% in 1995. The maximum borrowed under all agreements was $49.2 million in 1996 and $23.5 million in 1995.

     The following schedule summarizes the total outstanding notes and capitalized lease obligations. Differences between the face value and the fair value are considered immaterial.



December 31 (In millions)                                                             1996          1995
----------------------------------------------------------------------------------------------------------
Revolving Line-of-Credit at December 31,                                              $46.8          $16.3

Unsecured Notes With Interest at 5.25% - 6.92%
  Principal and Interest Payable Monthly Through
  August 2001                                                                          20.4           27.2

                                                                                      -----          -----

Total Notes Payable and Capitalized Lease Obligations                                 $67.2          $43.5
                                                                                      =====          =====


Principal amounts are repayable as shown below:
     1997                                                                             $53.5          $23.1
     1998                                                                               5.7            6.7
     1999                                                                               2.3            5.7
     2000                                                                               2.2            2.3
     2001 and Beyond                                                                    3.5            5.7
                                                                                      -----          -----

                                                                                       67.2           43.5

     Less Current Portion                                                              53.5           23.1
                                                                                      -----          -----

     Long-Term Portion                                                                $13.7          $20.4
                                                                                      =====          =====


     Interest paid by the Company totaled $3.2 million in 1996, $2.3 million in 1995, and $1.4 million in 1994.

NOTE 5 -- EQUITY SECURITIES

     At December 31, 1996, the Company had a stock option plan, 1992 Amended and Restated Stock Option Plan E, as amended (the "1992 Plan E"), under which the Company was authorized to issue up to 3,375,000 shares of common stock as incentive stock options ("ISOs") or nonqualified stock options ("NSOs"). The 1992 Plan E, which was approved by the shareholders in May 1992, replaced Stock Option Plan E ("Plan E"). On April 11, 1996, the shareholders approved a new stock option plan for the Company, Stock Option Plan F ("Plan F") under which an additional 3,800,000 shares of common stock may be issued as ISOs or NSOs.

     Under all three plans, the exercise price of an ISO granted is not less than the fair market value of the common stock on the date of grant and for NSOs, the exercise price is either the fair market value of the common stock on the date of the grant or, when granted in connection with one-year performance periods under the Company's incentive compensation program, the exercise price may be determined by a formula selected by the Board or appropriate Board committee that is based on the fair market value of the common stock as of a date, or for a period, that is within three months of the date of grant. In cases where the average market value exceeds the exercise price, the differential is recorded as compensation expense. Under all three plans, options expire up to eight years from the date of grant. Options granted are exercisable immediately, in monthly installments, or at a future date, as determined by the appropriate Board committee or as otherwise specified in the plan.

     At December 31, 1996, there were 85,064 shares available for the grant of future options under the 1992 Plan E and 3,800,000 shares available under Plan
F. No options remain available for grant under any previous stock option plan. The number of option shares outstanding and exercisable at December 31, 1996, under Plan E and 1992 Plan E combined was 2,230,944 for which the aggregate exercise price was $23,894,717. No option shares had been issued under Plan F at December 31, 1996.

     The Company has chosen to continue to account for stock-based compensation using the method prescribed in APB Opinion No. 25, "Accounting for Stock Issued to Employees." In 1996, the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (SFAS No. 123), for disclosure purposes only.

     The Company has eight-year and five-year options. For disclosure purposes, the fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The following weighted-average assumptions were used for the eight-year stock options granted in 1996 and 1995, respectively: expected volatility of 38.01% and 39.25%; risk-free interest rate of 6.48% and 6.28%; expected average life of five years; and zero dividend yield. The weighted-average fair value of the eight-year stock options granted in 1996 and 1995 was $12.36 and $6.47, respectively. The following weighted-average assumptions were used for the five-year stock options granted in 1996 and 1995, respectively: expected average life of 36.35% and 38.53%; risk-free interest rate of 5.58% and 7.26%; expected average life of four years; and zero dividend yield. The weighted-average fair value of the five-year stock options granted in 1996 and 1995 was $8.06 and $5.61, respectively.

     Under the above models, the total value of the eight-year stock options granted in 1996 and 1995 was $1.8 million and $1.6 million, respectively, which would be amortized on a graded vesting schedule on a pro-forma basis over a seven-year vesting period. The total value of the five-year stock options granted in 1996 and 1995 was $5.0 million and $2.8 million, respectively, which would be amortized ratably on a pro-forma basis over a five-year vesting period (which varies between four months and five years). If the Company determined compensation cost for these plans in accordance with SFAS No. 123, the Company's pro-forma net income and earnings per share would have been $13.1 million and $0.31 in 1996 and $28.0 million and $0.69 in 1995. The SFAS No. 123 method of accounting does not apply to options granted prior to January 1, 1995, and accordingly, the resulting pro-forma compensation cost may not be representative of that to be expected in future years.

     Additional information with respect to stock options awarded pursuant to such plans is summarized in the following schedule.


                                                                          Number of
                                                                           Option               Exercise Price
                                                                           Shares                   per Share

-------------------------------------------------------------------------------------------------------------------
For the Year Ended December 31, 1994:
     Options Granted                                                        726,303          $ 8.45  -   $11.50
     Options Canceled                                                        48,971            3.60  -    10.11
     Options Exercised                                                    1,071,819            1.91  -    10.11
     Balance Outstanding at December 31, 1994:                            3,242,551            3.45  -    11.50

For the Year Ended December 31, 1995:
     Options Granted                                                        737,752           11.53  -    19.33
     Options Canceled                                                         9,486            3.59  -    11.53
     Options Exercised                                                      566,235            3.44  -    14.83
     Balance Outstanding at December 31, 1995                             3,404,582            3.59  -    19.33

For the Year Ended December 31, 1996:
     Options Granted                                                        769,451           19.08  -    35.63
     Options Canceled                                                        26,495            5.24  -    24.00
     Options Exercised                                                      730,782            5.11  -    19.08
     Balance Outstanding at December 31, 1996                             3,416,756            3.59  -    35.63

     At its February 1995 meeting, the Board authorized the Company to expend up to $10 million to repurchase additional shares of its common stock, from time to time, for its stock-based benefit plans or for other corporate purposes. In 1996 and 1995, the Company repurchased 24,600 and 60,000 shares of its common stock, respectively, totaling $1.3 million. In 1994, the Company did not repurchase, other than fractional shares from the October stock split, any of its common stock.

NOTE 6 -- INCOME TAXES

Year Ended December 31 (In millions)                                       1996           1995            1994
-------------------------------------------------------------------------------------------------------------------

Income before income taxes for the year ended
  December 31 was derived in the following jurisdictions:
       Domestic                                                          $   8.7         $  42.6        $  36.8
       Foreign                                                              17.5             7.2            2.7
                                                                         -------         -------        -------

                                                                         $  26.2         $  49.8        $  39.5
                                                                         =======         =======        =======

The provision for income taxes is comprised of the following:
       Current:
           Federal                                                       $  10.4         $   9.4        $   7.8
           State                                                             1.4             1.8            2.1
           Foreign                                                           8.7             3.4            1.0
       Deferred:
           Federal                                                          (4.3)            5.4            5.1
           State                                                            (0.5)            0.6            0.2
           Foreign                                                          (5.0)            -             (0.1)
                                                                         -------         -------        -------

       Total Provision                                                   $  10.7         $  20.6        $  16.1
                                                                         =======         =======        =======

Taxexpenses were different from the amounts computed
   by applying the statutory federal income tax rate to
   income before income taxes.
The differences were as follows:
       Federal Tax Provision Based on Statutory Rates                    $   9.2         $  17.4        $  13.8
       Research and Development Tax Credits, Net of Addback                 (0.8)           (0.5)          (0.6)
       State Income Tax, Net of Federal Income Tax Benefit                   0.5             1.9            1.9
       Other                                                                 1.8             1.8            1.0
                                                                         -------         -------        -------
       Actual Tax Provision                                              $  10.7         $  20.6        $  16.1
                                                                         =======         =======        =======

Deferred tax liabilities (assets) were comprised of the following for the years ended December 31:
       Liabilities:
           Unbilled Receivables                                          $  26.9         $  20.4        $  15.0
           Capitalized Software                                             12.6            10.0            9.8
           Other                                                             0.9             6.6            3.7
                                                                         -------         -------        -------
       Total Gross Deferred Tax Liabilities                                 40.4            37.0           28.5

       Assets:
           Deferred Maintenance Revenue                                     (1.6)           (2.4)          (3.3)
           Restricted Stock                                                 (3.2)           (3.0)          (1.9)
           Accrued Leave Costs                                              (2.9)           (2.2)          (1.8)
           Bad Debt Expense                                                (13.9)           (2.2)          (1.6)
           Other Deferred Revenue                                           (0.8)           (0.5)          (0.1)
           Other                                                            (3.1)           (2.0)          (1.1)
                                                                         -------         -------        -------
       Total Gross Deferred Tax Assets                                     (25.5)          (12.3)          (9.8)
                                                                         -------         -------        -------
       Net Deferred Tax Liabilities                                      $  14.9         $  24.7        $  18.7
                                                                         =======         =======        =======


     The Company paid income taxes of approximately $14.3 million, $16.4 million, and $9.1 million, in 1996, 1995, and 1994, respectively.

NOTE 7 -- EMPLOYEE PENSION PLAN

     The Company has established a simplified employee pension plan, which became effective January 1, 1980. Contributions are based on the application of a percentage specified by the Company to the qualified gross wages of eligible employees. The Company makes annual contributions to the plan equal to the amount accrued for pension expense. Total expense of the plan was $8.3 million in 1996, $6.3 million in 1995, and $5.2 million in 1994.


NOTE 8 -- COMMITMENTS AND CONTINGENCIES

     The Company occupies production facilities and office space (real property) and uses various pieces of equipment under operating lease agreements, expiring at various dates through the year 2011.

     The commitments under these agreements, as of December 31, 1996, are summarized in the table below. Payments under the real property leases are generally subject to escalation based upon increases in the Consumer Price Index, operating expenses, and property taxes. Sublease income represents payments due to the Company from third parties under formal sublease agreements covering real property.

     Operating lease expense for 1996, 1995, and 1994 was approximately $34.1 million, $27.9 million, and $21.4 million, respectively.

     The Company has an extended leave program for titled employees that provides for compensated leave of eight weeks after seven years of service. The leave is not vested and can be taken only at the discretion of management. Because of the extended period over which the leave accumulates and the highly discretionary nature of the program, the amount of extended leave accumulated at any period end, which will ultimately be taken, is indeterminable. Consequently, the Company expenses such leave as it is taken.

     AMS performs, at any point in time, under a variety of contracts for many different customers. Situations can occasionally arise where factors may result in the renegotiation of existing contracts. Additionally, certain contracts may provide the customer the right to suspend or terminate the contracts. To the extent any contracts may provide the customer with such rights, the contracts generally provide for AMS to be compensated for work performed to date and may include provisions for payment of certain termination costs. However, business and other considerations may at times influence the ultimate outcome of contract renegotiation, suspension and/or cancellation. Management is not aware of any major contract where there is presently a risk of suspension, termination or significant renegotiation which would materially impact the Company's financial position or results of operations other than those already provided for in the financial statements of the Company.

     The Company's fourth quarter and full year financial results for 1996 were heavily influenced by one major event. The financial effect of a problem associated with one large systems program in which the Company was engaged with a non-US telecommunications industry client decreased the Company's net income by $23 million, or $0.55 per share. In December 1996, the Company had a delay in completing one software release in this large multi-release program and the Company began the process of renegotiating the entire program with the client. Early in 1997, the client suspended a major part of the program. The Company made a financial provision in its 1996 financial statements for the expected impact of this situation in the form of reserves against receivables and the accrual for contract losses on completion of the remaining work. The Company does not believe, based on information available at this time, that the outcome of the matters discussed above will have a further material adverse effect on its financial position or results of operations.

                     Gross Rentals and Maintenance Payments

                                                                                                      Net Rentals
                                                                                                           and
                                                                                      Sublease         Maintenance
(In millions)                       Real Property       Equipment        Total         Income           Payments

--------------------------------------------------------------------------------------------------------------------

1997                                  $  30.3              $3.3          $ 33.6           $0.2          $ 33.4
1998                                     31.2               2.6            33.8            0.1            33.7
1999                                     29.6               1.7            31.3            -              31.3
2000                                     27.5               0.6            28.1            -              28.1
2001                                     26.1               0.2            26.3            -              26.3
2002 through 2012                       155.6               -             155.6            -             155.6
                                      -------              ----          ------           ----          ------

Total                                 $ 300.3              $8.4          $308.7           $0.3          $308.4
                                      =======              ====          ======           ====          ======


NOTE 9 -- RELATED PARTY TRANSACTIONS

     The Company incurred legal fees and reimbursable expenses payable to Shaw, Pittman, Potts & Trowbridge, general counsel to the Company, totaling approximately $2.7 million, $2.5 million, and $2.0 million, in 1996, 1995, and 1994, respectively. A member of the firm of Shaw, Pittman, Potts & Trowbridge is the spouse of one of the Company's executive officers.

NOTE 10 -- BUSINESS SEGMENT AND GEOGRAPHIC AREA INFORMATION

     AMS operates in one industry segment -- providing computer and information technology products and services to large clients in targeted vertical markets. However, AMS markets its services and products worldwide and its operations can be grouped into two main geographic areas according to the location of each AMS company. The two groupings consist of United States locations and non-US locations (primarily in Australia, Belgium, Canada, England, Germany, Mexico, Portugal, Spain, Sweden, Switzerland, and The Netherlands). Pertinent financial data, by geographic area, is summarized below.

Year Ended December 31 (In millions)                              1996               1995               1994
--------------------------------------------------------------------------------------------------------------------

Services and Products Revenues
     U.S. Companies                                               $571.2            $490.1             $356.3
     Non-US Companies                                              161.4              71.4               52.5
                                                                  ------            ------             ------

     Consolidated Total                                            732.6             561.5              408.8
                                                                  ======            ======             ======

Income (Loss) From Operations
     U.S. Companies                                                  8.0              44.4               37.6
     Non-US Companies                                               19.6               6.3                2.7
                                                                  ------            ------             ------

     Consolidated Total                                             27.6              50.7               40.3
                                                                  ======            ======             ======

Identifiable Assets
     U.S. Companies                                                355.0             290.0              231.5
     Non-US Companies                                               69.2              47.5               20.7
                                                                  ------            ------             ------

     Consolidated Total                                           $424.2            $337.5             $252.2
                                                                  ======            ======             ======


     Revenues from AMS's U.S. Companies include export sales to non-US clients of $106.4 million in 1996, $98.6 million in 1995, and $39.6 million in 1994. As a result, the Company's total non-US services and products revenues were as follows:


Year Ended December 31 (In millions)                                 1996             1995               1994
-------------------------------------------------------------------------------------------------------------------
     Exports By U.S. Companies                                      $106.4           $ 98.6              $39.6
     Non-US Companies                                                161.4             71.4               52.5
                                                                    ------           ------              -----

     Total Non-US Services and Products Revenues                    $267.8           $170.0              $92.1
                                                                    ======           ======              =====

         Percent of Total Services and Products Revenues              36.6%            30.3%              22.5%
                                                                    ======           ======              =====

REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Stockholders of American Management Systems, Incorporated

     In our opinion, the accompanying consolidated financial statements appearing on pages 3 to 18 of the 1996 Financial Statements present fairly, in all material respects, the financial position of American Management Systems, Incorporated and its subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Washington, D.C.
March 5, 1997

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated the percentage of total revenues of major items in the Consolidated Statements of Operations and the percentage change in such items from period to period (see "Financial Statements and Notes"). The effect of inflation and price changes on the Company's revenues, income from operations, and expenses, is comparable to the general rate of inflation in the U.S. economy.

                                                                                                Period-to-Period
                                                        Percentage of Total Revenues                 Change
                                                        ----------------------------            ----------------
                                                                                                 1996       1995
                                                                                                  vs.        vs.
                                                        1996         1995        1994            1995       1994
----------------------------------------------------------------------------------------------------------------
Revenues
     Services and Products                               90.2%       88.8%       88.9%           30.5%      37.4%
     Reimbursed Expenses                                  9.8        11.2        11.1            12.3       38.7
                                                      -------      ------      ------
                                                        100.0       100.0       100.0            28.4       37.5

Expenses
     Client Project Expenses                             64.8        55.1        53.6            50.9       41.2
     Other Operating Expenses                            25.9        30.4        30.5             9.4       37.3
     Corporate Expenses                                   5.9         6.5         7.1            18.4       25.2
                                                      -------     -------     -------
                                                         96.6        92.0        91.2            34.5       38.6

Income from Operations                                    3.4         8.0         8.8           (45.6)      25.8

Other (Income) Expense                                    0.2         0.1         0.2            55.6       12.5
                                                      -------     -------     -------
Income Before Income Taxes                                3.2         7.9         8.6           (47.4)      26.1

Income Taxes                                              1.3         3.3         3.5           (48.1)      28.0
                                                      -------     -------     -------

Net Income                                                1.9         4.6         5.1           (46.9)      24.8

Dividends and Accretion on Series B
  Preferred Stock                                         -           -           0.1             -          -
                                                      -------     -------     -------
Net Income to Common Shareholders                         1.9         4.6         5.0           (46.9)      26.4

Weighted Average Shares and Equivalents                                                           2.9        5.2

Net Income per Common Share                                                                     (48.6)      20.0

     This Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") contains certain forward-looking statements. In addition, the Company or its representatives from time to time may make, or may have made, certain forward-looking statements, orally or in writing, including, without limitation, any such statements made in the MD&A or any such statements made, or to be made, in the MD&A contained in other filings with the Securities and Exchange Commission. The Company wishes to ensure that such forward-looking statements are accompanied by meaningful cautionary statements so as to ensure to the fullest extent possible the protections of the safe harbor established by the Private Securities Litigation Reform Act of 1995. Accordingly, such forward-looking statements made by, or on behalf of, the Company are qualified in their entirety by reference to, and are accompanied by, the discussion herein of important factors that could cause the Company's actual results to differ materially from those projected in such forward-looking documents.

     The Company's fourth quarter and full year financial results for 1996 were heavily influenced by one major event. The financial effect of a problem associated with one large systems program in which the Company was engaged with a non-US telecommunications industry client decreased the Company's net income by $23 million, or $0.55 per share. In December 1996, the Company had a delay in completing one software release in this large multi-release program and the Company began the process of renegotiating the entire program with the client. Early in 1997, the client suspended a major part of the program. The Company made a financial provision in its 1996 financial statements for the expected impact of this situation in the form of reserves against receivables and the accrual for contract losses on completion of the remaining work. The Company does not believe, based on information available at this time, that the outcome of the matters discussed above will have a further material adverse effect on its financial position or results of operations. The underlying cause of this problem was that the Company abbreviated certain of its normal processes, including certain testing, in an attempt to meet a very ambitious delivery schedule requested by the client to meet pressing business needs. As a result of this situation, AMS has undertaken certain specific enhancements to its management process for the very largest projects.


     REVENUES

     Services and products revenues ("S&P revenues") increased 30% and 37% during 1996 and 1995 compared to the preceding year. Over 85% of each year's S&P revenues came from clients for whom the Company performed services in prior years. Looking ahead to 1997, the Company expects continued growth, however at lower rates of increase than were experienced in 1996 and 1995.

     Business with non-US clients increased 58% and 85% (to $268 million and $170 million) during 1996 and 1995, respectively, and accounted for approximately 57% and 51% of the total S&P revenue increase of the Company for these two years. Business with European clients has dominated the rise in non-US business, increasing 65% (to $231 million) and 83% (to $139 million) in each of the past two years, with revenues from Telecommunications Firms being the principal driver. For the year 1997, the Company expects non-US business, and European business in particular, to show little growth over 1996, owing principally to lower revenues with the non-US telecommunications client discussed above.

     In the Telecommunications Firms market, S&P revenues increased 42% compared to 1995. Almost all of this increase is attributable to business with non-US clients, which increased 66% during 1996 (to $214 million). Business in this market is characterized by very large projects, with relatively few clients. Approximately 85% of the 1996 S&P revenues in this market came from work with 12 clients. Comparing 1995 to 1994, S&P revenues had increased 70% overall, with a 109% increase in non-US business. For 1997, the Company expects the annual growth in this market will be below that for 1996 and in line with the Company's overall growth rate, reflecting the impact of reduced revenues from the non-US project. Most of the revenue increases in this market are expected to be from domestic sources.

     In the Financial Services Institutions target market, 1996 S&P revenues increased 26% over 1995, owing principally to build-ups in business with clients who started large projects in the second half of 1995. Business with non-US clients account for approximately 30% of the revenues in this market ($49 million). Comparing 1995 to 1994, business in this market had increased 44%, owing to new business in 1995. For 1997, the Company expects S&P revenue growth in this market to increase at rates slightly below the Company's overall revenue growth.

     In the State and Local Governments and Education target market, S&P revenues increased 36% in 1996 and 17% in 1995. The 1996 increase was fueled by several large contracts with state taxation departments looking to make substantial improvements in their ability to collect delinquent taxes and continued subcontract work in the child support enforcement business. On some of the contracts with state taxation departments, the Company's fees are paid out of the benefits (increased collections) that the client achieves. For such contracts where the timing of the benefits are uncertain, the Company defers revenues (and profits) until a future date. At the end of 1996, all such contracts had provided enough benefits to fund the work. The Company expects S&P revenues in the State and Local Governments and Education market to increase in 1997 at rates slightly ahead of the increase in the Company's overall S&P revenues.

     S&P revenues in the Federal Government Agencies target market increased 16% in 1996 and 9% in 1995. The Company expects S&P revenues in this target market, for 1997, to increase at rates comparable to the overall growth rate of the Company. The Company is in the final stages of competition with one other firm for award of a significant contract with the Department of Defense. These estimates do not include the potential award of such contract, which could increase revenues from this market by a material percentage for 1997. There can be no assurance that the Company will be awarded this contract.

     S&P revenues from Other Corporate Clients increased 3% in 1996 and 20% during 1995. S&P revenues from this market, which represents business in smaller vertical markets, such as the health care market and the electric and gas utilities market, for 1997, is expected to increase at rates exceeding the Company's overall growth in S&P revenues.

     Beginning with the first quarter 1997, this section of MD&A will focus on changes in total revenues for each target market, rather than services and products revenues, consistent with the Company's internal focus on total revenues.


     EXPENSES

     Client project expenses and other operating expenses together increased 36% during 1996. Included in this increase are the provisions the Company recorded for receivables and expected 1997 losses because of the previously discussed contract with a non-US telecommunications company. These expenses were reduced by significant reductions in performance-based incentive compensation accruals for the senior managers in the business unit. Without these additional expenses, client project and other operating expenses would have increased by 31%, generally in line with the overall growth of the Company. While some expenses, such as recruiting, staff development, and general management, increased at rates equal to the overall Company's growth rate, other expenses, such as product support, research and development, and business development, increased at rates below the overall growth rate. Comparing 1995 to 1994, client project and other operating expenses increased 39%, which was approximately the same growth rate as in S&P revenues. Looking to 1997, the Company anticipates that these expenses will be more in line with the revenue growth. The Company expects to make significant expenditures related to research and development as it produces the next generation of software used in its telecommunications business. A majority of these expenditures will be capitalized.

     Corporate Expenses increased 18% and 25% in 1996 and 1995. The 1996 rate of increase was lower than expected owing to reductions in performance-based incentive compensation accruals for the corporate officers and lower profit-based compensation accruals under the Company's restricted stock program, both owing to the year end developments in the non-US telecommunications client project discussed earlier. Without these reductions, corporate expenses would have increased 24%. For 1995, the slower growth rate was principally due to corporate sponsored technology and training programs, and performance-based compensation accruals not increasing as fast as revenues.


     INCOME FROM OPERATIONS

     Income from operations decreased 46% in 1996, compared to 1995, principally due to the charges associated with the non-US client project. Absent these charges, income from operations would have increased 31%, comparable to the growth in revenues and in line with the Company's expectations. Comparing 1995 to 1994, income from operations increased 26%. This rate of increase was less than the S&P revenue increase because 1) the Company invested heavily in building up its staff capacity and 2) margins at the project level were reduced because of the stress of absorbing so many new people. For 1997, if the Company is successful in controlling the overall growth rate, the Company would expect profit margins to improve. However, due to the significant amount of management and staff resources that have been consumed in attempting to resolve the issues with the non-US client project, the reduced levels of revenues that these resources would have generated, and incurring a majority of the Company's recruiting costs early in the year, profit margins in the first half of 1997 will be significantly below the Company's desired profit margin.


     OTHER (INCOME) EXPENSE

     Interest expense increased 39% in 1996, and 69% in 1995, because of additional long-term debt incurred by the Company during 1995 and significant increases in short-term borrowing to finance the growth of the Company. Other income increased 29% in 1996, compared to 1995, due primarily to a refund of property taxes.


     INCOME TAXES

     The Company's effective tax rate for 1996 was 41.0% compared to 41.4% in 1995. The 1994 effective tax rate was 40.8%.



FOREIGN CURRENCY EXCHANGE

     Approximately 36% of the Company's total S&P revenues in 1996, 30% in 1995, and 23% in 1994, were derived from non-US business. The Company's practice is to negotiate contracts in the same currency in which the predominant expenses are incurred, thereby mitigating the exposure to foreign currency exchange fluctuations. It is not possible to accomplish this in all cases, and the Company does take some risk that profits will be affected by foreign currency exchange fluctuations. However, these risks are mitigated to the extent the Company: 1) successfully negotiates short-term contracts (one year or less), or 2) negotiates provisions that allow pricing adjustments related to currency fluctuations. To date, the Company has not engaged in any hedging activities relating to foreign currency exchange fluctuations.

LIQUIDITY AND CAPITAL RESOURCES

     The Company provides for its operating cash requirements primarily through funds generated from operations, and secondarily from bank borrowings, which provide for cash and currency management with respect to the short term impact of certain cyclical uses such as annual payments of incentive compensation as well as financing to some degree accounts receivable. At December 31, 1996, the Company's cash and cash equivalents totaled $62.8 million, up from $35.8 million at the end of 1995. Cash provided from operating activities, for 1996, was $40.3 million. Although accounts receivable increased by 20%, cash provided from operating activities increased due to improvements in the rate of collection of the Company's accounts receivable. The improvements occurred despite continued delays in collecting accounts receivable related to subcontract work with a prime contractor in the child support enforcement business, and a receivable from a foreign government experiencing continued cash flow problems. See Note 3 to the consolidated financial statements for further discussion on accounts receivable.

     The Company invested over $45.7 million in fixed assets and software purchases, and computer software development during 1996. Revolving line of credit borrowings increased by $30.4 million over 1996, which borrowings consisted entirely of foreign currency borrowings by the Company's non-US subsidiaries, all of which borrowings remained outstanding at December 31, 1996. The aggregate weighted average short-term borrowings during 1996 was approximately $29.1 million, at an weighted average interest rate of 5.3%. During 1996, the Company made approximately $6.7 million in installment payments of principal on outstanding debt owed to banks; the Company also received approximately $9.5 million during the period from the exercise of stock options and the tax benefits related thereto.

     At December 31, 1996, the Company's debt-equity ratio, as measured by total liabilities divided by stockholders' equity was 1.09, up from 0.92 at December 31, 1995.

     In December 1996, the Company entered into a new $100 million syndicated multi-currency revolving credit ($80 million) and term debt ($20 million) facility. In January 1997, the Company drew down the term debt. The $20 million borrowed in January is not included in any of the Company's 1996 financial statement amounts.

     The Company's material unused source of liquidity at the end of 1996 consisted of approximately $53.3 million under the new revolving credit and term debt facility. The Company believes that its liquidity needs can be met from the various sources described above.

                 ASSUMPTIONS UNDERLYING CERTAIN FORWARD-LOOKING
                                 STATEMENTS AND
                     FACTORS THAT MAY AFFECT FUTURE RESULTS


     In the next few years, the Company expects growth in revenues to be at the Company's historical long-term rates and not at the exceptional rates posted in recent years. The more controlled and lower growth in revenues should enable the Company to improve its profit margins. These margins were reduced during the last two years owing to heavy investment in building up staff capacity and infrastructure, and the stress of absorbing many new professional staff. Delays in the completion of one software release in a major multi-release project during the fourth quarter of 1996, and the client's subsequent suspension, in early 1997, of another software release, also contributed to the Company's reduced profit margin for 1996.

     The Company faces continuing risks in the area of project delivery and staffing. AMS has established a reputation in the marketplace of being a firm which delivers on time and in accordance with specifications regardless of the complexity of the application and the technology. The Company's customers often have a great deal at stake in being able to meet market and regulatory demands, and demand very ambitious delivery schedules. In order to meet it's contractual commitments, AMS must continue to be able to successfully recruit, train, and assimilate large numbers of entry-level and experienced employees annually, as well as to provide sufficient senior managerial experience on engagements, especially on large, complex projects. Moreover, this staff must be re-deployed on projects throughout North America, Europe, and other locations.

     There is also the risk of successfully managing large projects and the risk of a material impact on results because of the unanticipated delay, suspension, renegotiation or cancellation of a large project. Any such development in a project could result in a drop in revenues or profits, the need to relocate staff, a potential dispute with a client regarding money owed, and a diminution of AMS's reputation. These risks are magnified in the largest projects and markets simply because of their size. The Company's business is characterized by large contracts producing high percentages of the Company's revenues. For example, 34% of the Company's total revenues in 1996 were derived from business with ten clients. Events such as unanticipated declines in revenues or profits could in turn result in immediate fluctuations in the trading price and volume of the Company's stock.

     Certain other risks, including, but not limited to, the Company's increasing international scope of operations, are discussed elsewhere in this Form 10-K. Because the Company operates in a rapidly changing and highly competitive market, additional risks not discussed in this Form 10-K may emerge from time to time. The Company cannot predict such risks or assess the impact, if any, such risks may have on its business. Consequently, the Company's various forward-looking statements, made, or to be made, should not be relied upon as a prediction of actual results.

 FIVE-YEAR FINANCIAL SUMMARY

Year Ended December 31
(In millions except share and per share data)              1996          1995          1994            1993           1992
--------------------------------------------------------------------------------------------------------------------------
OPERATING RESULTS
--------------------------------------------------------------------------------------------------------------------------
     Services and Products Revenues                       $732.6        $561.5        $408.8          $321.7        $295.5
     Total Revenues                                        812.2         632.4         459.9           364.0         332.5

     Client Project Expenses                               525.9         348.6         246.9           189.3         175.2
     Other Operating Expenses                              210.4         192.3         140.1           115.6         104.7
     Corporate Expenses                                     48.3          40.8          32.6            28.4          23.2
                                                          ------        ------        ------          ------        ------
     Total Operating Expense                               784.6         581.7         419.6           333.3         303.1
                                                          ------        ------        ------          ------        ------
     Income From Operations                                 27.6          50.7          40.3            30.7          29.4

     Other (Income) Expense                                  1.4           0.9           0.8             -             -
                                                          ------        ------        ------          ------        ------
     Income Before Income Taxes                             26.2          49.8          39.5            30.7          29.4

     Income Taxes                                           10.7          20.6          16.1            12.9          11.9

     Income Before Cumulative Effect of
       Change in Accounting Method                          15.5          29.2          23.4            17.8          17.5

     Cumulative Effect of Change in
       Accounting for Income Taxes(1)                        -             -              -              -             1.6
                                                          ------        ------        -------         ------        ------
     Net Income                                             15.5          29.2          23.4            17.8          19.1

     Dividends and Accretion on Series B
       Preferred Stock                                       -             -             0.3             0.8           1.5
                                                          ------        ------        ------          ------        ------
     Net Income per Common Shareholders                   $ 15.5        $ 29.2        $ 23.1          $ 17.0        $ 17.6
                                                          ======        ======        ======          ======        ======

PER COMMON SHARE DATA
--------------------------------------------------------------------------------------------------------------------------

     Income per Common Share Before Cumulative
       Effect of Change in Accounting Method              $ 0.37        $ 0.72        $ 0.60          $ 0.46        $ 0.45

     Cumulative Effect per Common Share of
       Change in Accounting for Income Taxes1                -            -              -               -            0.05
                                                          ------        ------        ------          ------        ------
     Net Income per Common Share                          $ 0.37        $ 0.72        $ 0.60          $ 0.46        $ 0.50

     Weighted Average Shares and Equivalents          41,925,353    40,707,633     38,731,422     36,663,440    35,466,059

     Common Shares Outstanding at Year End            40,939,209    40,040,454     39,294,780     36,258,602    35,265,923

FINANCIAL POSITION
--------------------------------------------------------------------------------------------------------------------------

     Total Assets                                          424.2        $337.5        $252.2          $185.0        $165.9
     Fixed Assets, Net                                      48.0          37.1          28.7            21.3          16.8
     Working Capital                                       125.0         115.6          89.4            67.3          72.2
     Noncurrent Liabilities                                 22.3          26.8          21.3            19.6          12.0
     Stockholders' Equity                                  203.1         175.5         138.3            99.0          85.8


------------------------
(1)  In 1992, the Company adopted FAS 109 -- Accounting for Income Taxes.

FIVE-YEAR REVENUES BY TARGET MARKET



Year Ended December 31 (In millions)(1)                     1996           1995         1994           1993           1992
--------------------------------------------------------------------------------------------------------------------------
Services and Products

     Telecommunication Firms                               $290.9         $205.2        $120.6        $ 77.8        $ 61.2
     Financial Services Institutions                        165.6          131.3          91.5          59.9          57.1
     State and Local Governments and Education              130.6           95.9          81.6          66.0          59.9
     Federal Government Agencies                            111.1           95.8          87.5          91.6          89.8
     Other Corporate Clients                                 34.4           33.3          27.6          26.4          27.5
                                                           ------         ------        ------        ------        ------

     Total Services and Products Revenues                   732.6          561.5         408.8         321.7         295.5

Reimbursed Expenses Revenues                                 79.6           70.9          51.1          42.3          37.0
                                                           ------         ------        ------        ------        ------

Total Revenues                                             $812.2         $632.4        $459.9        $364.0        $332.5
                                                           ======         ======        ======        ======        ======


------------------------

(1) Effective in 1993, the Company eliminated Energy Industry Clients as a separately reported market with the revenues reclassified under Federal Government Agencies and Other Corporate Clients.

SELECTED QUARTERLY FINANCIAL DATA AND INFORMATION ON AMS STOCK (UNAUDITED)

     The following summary represents the results of operations for the two years in the period ended December 31, 1996. The common stock of American Management Systems, Inc., is traded in the NASDAQ over-the-counter market under the symbol AMSY. References to the stock prices are the high and low bid prices during the calendar quarters.

                      (In millions except per share data)

                                                               Net Income to         Net Income         Stock Bid Price
                                          Income Before            Common            per Common         ---------------
                            Revenues       Income Taxes         Shareholder             Share          High         Low
-------------------------------------------------------------------------------------------------------------------------
1996:
-------------------------------------------------------------------------------------------------------------------------

March 31                     $181.4           $ 11.3               $  6.6              $ 0.16         $26.625     $18.250
June 30                       188.8             14.3                  8.3                0.20          33.375      24.375
September 30                  217.5             18.5                 10.7                0.25          31.125      21.625
December 31                   224.4            (18.0)               (10.1)              (0.24)         37.125      20.375

1995:
-------------------------------------------------------------------------------------------------------------------------

March 31                     $135.7           $  8.3               $  4.9              $ 0.12         $14.000     $11.417
June 30                       157.5             11.5                  6.6                0.16          16.917      12.667
September 30                  162.7             12.9                  7.5                0.19          18.333      15.500
December 31                   176.5             17.1                 10.2                0.25          20.500      15.583




     The Company has never paid any cash dividends on its common stock and does not anticipate paying dividends in the foreseeable future. Its policy is to invest retained earnings in the operation and expansion of its business. Future dividend policy with respect to its common stock will be determined by the Board of Directors based upon the Company's earnings, financial condition, capital requirements, and other then-existing conditions.

     The approximate number of shareholders of record of the Company's common stock as of March 24, 1997 was 888.

OTHER INFORMATION


TRANSFER AGENT AND REGISTRAR

Chemical Mellon Shareholder Services, L.L.C.
Ridgefield Park, N.J.


INDEPENDENT ACCOUNTANTS

Price Waterhouse LLP
Washington, D.C.


COUNSEL

Shaw, Pittman, Potts & Trowbridge
Washington, D.C.


STOCKHOLDER AND 10-K INFORMATION

Financial inquiries should be directed to Frank A. Nicolai, Secretary of the Company, American Management Systems, Incorporated, 4050 Legato Road, Fairfax, Virginia 22033. Telephone (703) 267-8000. A complimentary copy of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission will be provided upon written request.


ANNUAL MEETING

The annual shareholders meeting has been scheduled for May 9, 1997 in Fairfax, Virginia, for stockholders of record on March 21, 1997.

                   AMERICAN MANAGEMENT SYSTEMS, INCORPORATED

            PROXY FOR ANNUAL MEETING OF SHAREHOLDERS -- MAY 9, 1997
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

         The undersigned hereby appoints Charles O. Rossotti, Patrick W. Gross, and Frank A. Nicolai, and each of them, as proxies, with full power of substitution in each, to vote all shares of the common stock of American Management Systems, Incorporated (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on May 9, 1997 at 10:00 A.M. local time, and at any adjournment thereof, on all matters set forth in the Notice of Annual Meeting and Proxy Statement, dated April 11, 1997, a copy of which has been received by the undersigned, as follows on the reverse side.

       THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN,
                WILL BE VOTED "FOR" EACH OF THE MATTERS STATED.

 1.   ELECTION OF DIRECTORS:     [ ] GRANT AUTHORITY to vote for all nominees listed to the right
                                     (except as marked to the contrary).

                                 [ ] WITHHOLD AUTHORITY to vote for all nominees listed to the right.

                                 Charles O. Rossotti, Patrick W. Gross, Paul A. Brands, Philip M.
                                 Giuntini, Frank A. Nicolai, Daniel J. Altobello, James J.
                                 Forese, Dorothy Leonard, W. Walker Lewis, Frederic V. Malek,
                                 Alan G. Spoon.

                                 INSTRUCTION:  To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.


 2.   APPROVAL OF 1996 AMENDED STOCK OPTION PLAN F:

             [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

 3. GRANT AUTHORITY upon such other matters as may come before the meeting, including the adjournment of the meeting, as they determine to be in the best interests of the Company:

             [ ] FOR        [ ] AGAINST        [ ] ABSTAIN


                                       Dated:                       , 1997
                                              ----------------------

                                       ------------------------------------


                                       ------------------------------------
                                            Signature of Shareholder(s)


IMPORTANT:       Please mark this Proxy, date, sign exactly as your name(s)
                 appear(s), and return in the enclosed envelope. If shares are held jointly, signature need only include one name. Trustees and others signing in a representative capacity should so indicate.